Filed Pursuant to Rule 424(b)(3)
Registration No. 333-200221

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC.

SUPPLEMENT NO. 5 DATED APRIL 13, 2016

TO THE PROSPECTUS DATED AUGUST 12, 2015

This document supplements, and should be read in conjunction with, the prospectus of NexPoint Multifamily Capital Trust, Inc. (f/k/a NexPoint Multifamily Realty Trust, Inc.) (the “Company”), dated August 12, 2015, Supplement No. 1 to the prospectus, dated October 7, 2015, Supplement No. 2 to the prospectus, dated November 20, 2015, Supplement No. 3 to the prospectus, dated January 21, 2016 and Supplement No. 4 to the prospectus, dated March 25, 2016. Unless otherwise defined in this Supplement No. 5, capitalized terms used in this Supplement No. 5 shall have the same meanings as set forth in the prospectus.

The purpose of this Supplement No. 5 is to:

(1)	provide the Company’s new name;

(2)	update the Company’s investment strategy;

(3)	describe the Company’s acquisition of a 95% interest in a multifamily property (the Phoenix Property);

(4)	describe the Company’s acquisition of preferred equity of a multifamily property (the Nashville Property);

(5)	include the Management’s Discussion and Analysis of Financial Condition and Results of Operation section, substantially the same as that which was filed in the Company’s Annual Report on Form 10-K on March 25, 2016;

(6)	include updated financial information regarding the Company; and

(7)	update the Form of Subscription Agreement and include a Form of Multiproduct Subscription Agreement.

Company Name Change

On April 12, 2016, the Company amended its Articles of Amendment and Restatement to change the Company’s name from NexPoint Multifamily Realty Trust, Inc. to NexPoint Multifamily Capital Trust, Inc. The name change was made in order to better reflect the Company’s investment strategy. Any reference to “NexPoint Multifamily Realty Trust, Inc.” in the prospectus is hereby replaced with “NexPoint Multifamily Capital Trust, Inc.”

Updated Investment Strategy

On April 6, 2016, in connection with the name change, the Company’s Board of Directors approved an updated investment strategy that will allow the Company to invest at different points in the real estate cycle.

In addition to directly or indirectly acquiring, owning, operating and selectively developing well-located “core” and “core-plus” multifamily properties in large cities and suburban markets of large cities, primarily in the Southeastern and Southwestern United States. We intend to also originate preferred equity investments with operators of well-located “core” and “core-plus” multifamily properties. Our “core-plus” properties may have a modest value-add component. Investing in both direct property investments and preferred equity investments is designed to minimize potential losses during market downturns and maximize risk adjusted total returns to our stockholders in all market cycles.

Our primary investment objectives are:

•	to provide current income for our stockholders through the payment of cash distributions;

•	to preserve and return stockholder capital contributions; and

•	to realize capital appreciation on our properties.

We plan to implement our investment objectives as follows:

•	Investing in Multifamily Properties. We intend to directly or indirectly acquire, own, operate and selectively develop well-located “core” and “core-plus” multifamily properties, in large cities and suburban markets of large cities, primarily in the Southeastern and Southwestern United States. We expect the size of individual properties that we purchase to vary significantly, but we expect that most of the properties we acquire will have a purchase price between $20 million and $30 million. To the extent practical, we may implement a modest value-add component on “core-plus” properties that will consist, on average, of investing $1,000—$4,000 per unit in the first 24-36 months of ownership, in an effort to add value to the asset’s exterior and interior. Our modest value-add program will be implemented at the direction and supervision of our Advisor.

•	Investing in Preferred Equity Investments in Multifamily Properties. We intend to originate debt and preferred equity investments in “core” and “core-plus” multifamily properties, primarily located in large cities and suburban markets of large cities in the Southeastern and Southwestern United States, that have been well-maintained and have few deferred maintenance issues, are owned by experienced and high quality operators. We intend to originate preferred equity investments when the risk return profile is more attractive than direct property investments. We believe this strategy will minimize potential losses during market downturns and maximize risk adjusted total returns to our stockholders in all market cycles.

•	Allocating Capital Through the Market Cycle. We intend to allocate our investments among direct property investments and preferred equity investments according to the overall multifamily real estate cycle (see description of multifamily real estate cycle below). During the Expansion phase, we intend to allocate a majority of our assets to preferred equity investments. During the Early Downturn phase, we intend to allocate approximately half of our assets to preferred equity investments. During the Full Downturn and Recovery phases, we intend to allocate less than a majority of our assets to preferred equity investments.

•	Using Leverage to Increase Stockholder Value. We will finance our property portfolio at a target leverage level of 60% to 65% loan-to-value and our preferred equity portfolio at 25% to 30%. However, we may initially exceed these levels during the first year of operations as we ramp up the capital raising process. We generally will seek leverage with optionality for refinancing (such as floating rate debt). In our management team’s experience, we believe this leverage strategy will result in the opportunity to maximize returns for our stockholders.

We intend to target multifamily properties that:

•	have been institutionally developed and owned prior to our acquisition;

•	have stabilized occupancy;

•	are generally less than ten years old; and

•	can be acquired at an attractive cap rate relative to Class B multifamily properties.

We seek to own and operate multifamily properties in areas that have:

•	major employment centers, parks and schools nearby;

•	a stable work force, combined with positive net population growth;

•	well-paying jobs provided by a diverse mix of employers;

•	a favorable cost of living; and

•	reduced competition from larger multifamily REITs and large institutional real estate investors who tend to focus on select coastal and gateway markets.

Credit Strategy

We intend to originate debt and preferred equity investments in “core” and “core-plus” multifamily properties located in large cities and suburban markets of large cities, primarily in the Southeastern and Southwestern United States. We intend to allocate to preferred equity investments:

•	a majority of our assets during the Expansion phase of the real estate cycle;

•	approximately half of our assets during the Early Downturn phase of the real estate cycle; and

•	less than a majority of our assets during the Full Downturn and Recovery phases of the real estate cycle.

We generally intend to target preferred equity opportunities on properties that:

•	are well-maintained with few deferred maintenance issues;

•	owned by experienced and high quality operators; and

•	where the sponsor contributes at least 15% of the purchase price in the form of equity.

Market Opportunity

Real estate markets are in the eighth year of a recovery in which prices in selected markets have more than doubled since the post-2008 lows. Our advisor believes certain real estate sectors are reaching the top of the cycle or have already hit the top. Capitalization rates, a valuation measurement that represents the unleveraged return that a purchaser of a commercial property expects to receive from such property, across sectors are at historic lows. Although outside factors such as Federal Reserve policy, foreign buyers and global fiscal policies may continue to exert artificial influence on capitalization rates, our advisor believes capitalization rates will begin expanding in 2016 and 2017. Our advisor’s view is that in order to invest throughout a full real estate cycle and earn superior risk-adjusted total returns, it is necessary to tactically allocate investments among various real estate sectors and throughout the capital structure of a real estate investment. Our advisor believes that as the cycle is moving past the Expansion phase and entering the Early Downturn phase (see chart below), a prudent allocation in real estate is to begin allocating more resources to credit investments. Alternatively, as the cycle begins to come out of the Full Downturn phase and enters the Recovery phase, more resources should be allocated to direct investments in real estate properties. In the opinion of our advisor, a tactical approach leads to lower drawdowns, higher yields and ultimately, higher total returns, and allows an investor to invest in the real estate market without having to increase or decrease his or her exposure in various real estate investments to avoid the negatives of the real estate cycle while gaining exposure to the positives of the cycle. A tactical allocation potentially provides a “hedge” against changes in the real estate cycle.

We view the various phases of the real estate cycle and respective trends of performance drivers in each phase as follows:

Disposition Strategy

We intend to hold each property we acquire for an extended period. However, circumstances might arise that could result in the early sale of some properties. We expect our board of directors to make the determination with respect to whether we should sell or dispose of a particular property based on its determination that the sale of the property would be in the best interest of our stockholders. In the case of preferred equity investments, these investments are less liquid and will likely only be disposed of at maturity or if the equity holder redeems them prior to maturity.

The determination of whether a particular property should be sold or otherwise disposed of before the end of the expected holding period for the property will be made after consideration of relevant factors (including prevailing economic conditions, the performance or projected performance and appreciation of the property and current tenant creditworthiness) with a view to achieving maximum capital appreciation. We cannot assure our stockholders that this objective will be realized. In connection with our sales of properties, we may lend the purchaser all or a portion of the purchase price. In these instances, our taxable income may exceed the cash received in the sale. The terms of payment will be affected by custom in the area in which the property being sold is located and the then-prevailing economic conditions.

Property Management Strategy

We seek to achieve long-term earnings growth through superior property management. To achieve this, we have partnered with BH Management Services, LLC (“BH”) to manage substantially all of our properties as an external manager. We believe BH provides the following benefits:

•	BH manages approximately 65,000 multifamily units in 22 states and has managed multifamily communities for 23 years;

•	BH brings a scale of operations we could not otherwise achieve for 3% of gross income, which is the contracted amount for their property management services;

•	BH has current operations in all of our desired markets, allowing us greater scale when entering markets or allowing us to make investments in non-core markets without making substantial investments on management infrastructure in those markets;

•	BH helps us source and underwrite opportunities as well as assist in due diligence of properties prior to closing;

•	BH assists in locating potential buyers for our properties;

•	BH’s size, scale and experience allows them to keep costs low and maximize rents and occupancy; and

•	BH has proved successful in driving other revenue growth at properties they manage.

Joint Venture Investment and Other Equity Securities Strategy

We may enter into joint ventures for the acquisition, development or improvement of properties or for the origination of preferred equity and other real estate credit investments and we may acquire additional properties through joint venture arrangements or originate credit investments with some of the proceeds of this offering. In addition, we intend to engage third parties to assist with our diligence process regarding potential properties we may acquire. We have no plans to enter into joint ventures and other co-ownership arrangements or participations with other programs managed by our advisor or an affiliate; however, our charter permits such joint ventures if a majority of our board of directors, including a majority of the independent directors, not otherwise interested in the transaction approve our investment as fair and reasonable and on substantially the same terms and conditions as those received by the other joint venturers.

Acquisition of the Phoenix Property

On April 7, 2016, we entered into a contribution agreement (the “Estates Contribution Agreement”) with our sponsor and NexPoint OP. Pursuant to the Estates Contribution Agreement, our sponsor transferred its 100% interests in the Estates on Maryland Holdco, LLC (“Estates Holdco”) to us (the “Estates Acquisition”). Our sponsor was the sole Member and Manager of Estates Holdco. Estates Holdco owns a 95% interest in Estates on Maryland, LLC (the “Estates”), an affiliate of our advisor. Estates previously purchased The Estates on Maryland, a gated multifamily property located in Phoenix, Arizona (the “Estates Property”), through its wholly-owned subsidiary Estates on Maryland Owners, LLC, for approximately $41,655,842. The Estates Property is Estates’ sole asset. The Estates Property is subject to that certain Multifamily Loan and Security Agreement, dated August 5, 2015, by and between the Estates on Maryland Owners, LLC, the lenders thereto and Freddie Mac as lender, in the amount of $26,919,000. The value of the Holdco interest is approximately $39,573,050 (the “Estates Holdco Interest”).

In exchange for the Estates Holdco Interest, our sponsor received 434,782.61 shares of our Class A common stock, $0.01 par value, at a value of $9.20 per share, reflecting the public offering price net of selling commissions and the dealer manager fee. Our sponsor had pledged 50% of its Estates Holdco Interest to KeyBank National Association (“KeyBank”) as collateral for a loan in the amount of $10,000,000, dated August 5, 2015, by and between our sponsor, the lenders thereto and KeyBank as lender (the “Estates Bridge

Loan”). We paid down $2,000,000 of the Estates Bridge Loan on the same day as the Estates Acquisition. Further pursuant to the Estates Contribution Agreement, we then transferred our newly acquired Estates Holdco Interest to NexPoint OP in exchange for 434,782.61 partnership units.

Concurrent with the Estates Acquisition, NexPoint OP and our sponsor entered into a revolving credit agreement as borrowers of up to $15,000,000 with KeyBank as administrative agent and lender (the “Key Revolver”), and NexPoint OP immediately used $8,000,000 of the Key Revolver to pay the full balance of the Estates Bridge Loan. The Key Revolver has a one year term and the loans under the Key Revolver may be prepaid at any time, without penalty.

In connection with the Key Revolver, we provided a guaranty to KeyBank and pledged certain assets and proceeds from our offering to KeyBank as collateral for the Key Revolver. NexPoint OP also pledged certain assets and equity interests to KeyBank as collateral for the Key Revolver, including 50% of its Estates Holdco Interest and 50% of its Nashville Interest (as described below). In addition, an affiliate of our sponsor pledged equity securities to KeyBank as collateral for the Key Revolver, equaling approximately $13,233,783.41 as of the closing of the Key Revolver and another affiliate of our sponsor guaranteed the Key Revolver.

In connection with the Estates Acquisition, we incurred acquisition fees payable to our affiliated advisor in the amount of 1% of the Estates Holdco Interest, equal to approximately $395,731, pursuant to the advisory agreement. Our independent directors unanimously approved the Estates Acquisition and the incurrence of acquisition fees payable to the advisor.

The Estates Property was constructed in 2001, consists of 330 units or approximately 324,431 square feet of space and is situated on 11.66 acres of land. The Estates Property has amenities, including but not limited to, two swimming pools with resort style sundecks, a 24-hour state of the art fitness center, outdoor barbecue and picnic area, multimedia theater, internet café, detached garages and additional covered parking. The Estates Property is currently 94.2% occupied and is achieving average monthly rents of $930 per unit. Additional information is noted below:

Property	Property Type	Acquisition Date	Seller[1]	Purchase Price[2]	Compensation to Affiliates[3]
Estates on Maryland	Multifamily	April 7, 2016	Highland Capital Management, L.P.	$39,573,050	$395,731

(1)	We acquired the Estates Holdco Interest from our sponsor, which was encumbered by the Estates Bridge Loan. We are now the sole Member and Manager of Estates Holdco.
(2)	Purchase price is equivalent to 95% of the purchase price of the Estates Property, which represents our ownership percentage and does not include acquisition fees, which were approximately 1% of the contract purchase price.
(3)	Amount includes fees payable to our advisor for acquisition fees in connection with the Estates Acquisition.

Nashville Property Preferred Equity Investment

On April 7, 2016, we, through NexPoint OP, acquired the Nashville Preferred Equity (defined below) by purchasing the 100% interest (the “Nashville Interest”) in Nashville RE Holdings, LLC (the “Nashville”) for $6,000,000 pursuant to a purchase and sale agreement (the “Nashville Purchase and Sale Agreement”) from an entity that is owned by affiliates of, and managed by, our sponsor (“Nashville Affiliate”). We paid for the Nashville Interest using $6,000,000 of funds from the Key Revolver.

WW Olympus Midtown LP (“Midtown”) previously purchased Bell Midtown, a multifamily property located in Nashville, Tennessee (the “Bell Property”) with debt, equity and preferred equity for $37,400,000. The

Bell Property is Midtown’s sole asset. Nashville previously purchased a 16% preferred equity interest in Midtown by investing $6,000,000 into Midtown in exchange for preferred limited partner interests (the “Nashville Preferred Equity”) with a minimum monthly preferred return of 8% and an additional 4% accruing, compounding (monthly) (the “Nashville Preferred Return”). We paid the Nashville Affiliate the pro rata portion of the accrued Nashville Preferred Return for the period of time the Nashville Affiliate owned the Nashville Preferred Equity in the month of April through the date of closing, equal to $13,808.22.

The Bell Property is a Class A multifamily property constructed in 2010, consisting of 170 units or approximately 131,912 square feet of rentable space and is situated on 1.89 acres of land. The Bell Property consists of two four-story buildings connected by a sky bridge and offers amenities such as: media lounge with billiards, Zen inspired garden, 24-hour sky bridge fitness studio, electronic building access, “green room” for recycling, 24-hour emergency maintenance, parking garage and valet dry cleaning service. As of December 31, 2015, the Bell Property was 95.88% occupied and was achieving average monthly rents of approximately $1,571 per unit. Additional information is noted below:

Property	Property Type	Acquisition Date	Seller	Purchase Price	Compensation to Affiliates
Bell Midtown	Multifamily	April 7, 2016	(1)	$6,000,000	—

(1)	We acquired the Nashville Preferred Equity by purchasing the Nashville Interest from the Nashville Affiliate.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following information replaces in its entirety the section of the prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 106 of the prospectus.

The following discussion and analysis of our financial condition and results of operation should be read in conjunction with our consolidated financial statements and the notes thereto and the other financial information appearing elsewhere in this prospectus supplement.

The terms “we,” “our,” “us” and the “Company” refer to NexPoint Multifamily Capital Trust, Inc. (f/k/a NexPoint Multifamily Realty Trust, Inc.), a Maryland corporation, and, as required by context, NexPoint Multifamily Operating Partnership, L.P., a Delaware limited partnership, which we refer to as “NexPoint OP,” and to their subsidiaries.

Overview

We were formed on November 12, 2013 as a Maryland corporation that intends to qualify as a real estate investment trust, or REIT, commencing with the taxable year ending December 31, 2016, or the first year in which we commence material operations, if later. We intend to use substantially all of the net proceeds from our Offering to directly or indirectly acquire, own, operate and selectively develop well-located core-plus multifamily properties with a modest value-add component, in large cities and suburban markets of large cities, primarily in the Southeastern and Southwestern United States. We consider “core-plus” multifamily properties to be properties we believe are high quality, yet ones which we also believe possess the ability to increase in value through some event. Examples include properties that have scheduled vacancies or leases rolling over or that would benefit from modest upgrades or renovations that would allow us to increase rents. We expect the size of individual properties that we purchase to vary significantly, but we expect that most of the properties we acquire will have a purchase price between $20 million and $30 million. Our modest value-add component will consist, on average, of investing $1,000—$4,000 per unit in the first 24 months of ownership, in an effort to add value to the asset’s exterior and interior. Our modest value-add program will be implemented at the direction and supervision of our Advisor. In addition, we anticipate incurring average annual capital expenditures of $175,000 to $275,000 per multifamily property in connection with the ongoing operations of our business. Although we will monitor the adequacy of this average, we believe these figures to be sufficient to maintain the properties at a high level in the markets in which we operate. In most cases, we plan to escrow equity at the time we acquire an asset to fund these planned capital expenditures and value-add improvements.

We may also directly or indirectly acquire, on an opportunistic basis, core multifamily properties, although we do not expect this to be a substantial portion of our portfolio. We consider core multifamily properties to be properties that we believe are of the highest quality in historically strong markets that are easy to finance and generally do not require upgrades or renovations. We may also seek to invest in multifamily housing debt, mezzanine debt and preferred equity in situations where the risk/return correlation is more attractive than investments in common equity. This strategy would be designed to minimize potential losses during market downturns and maximize risk adjusted total returns to our stockholders in all market cycles.

On August 12, 2015, the SEC declared effective our Registration Statement to offer a maximum of up to $1.0 billion in shares of common stock in our primary offering and up to $100 million in shares pursuant to our DRIP. We are publicly offering two classes of shares of common stock, Class A shares and Class T shares, in any combination up to the maximum offering amount. The share classes have different selling commissions, and there will be an ongoing distribution fee with respect to the primary offering of Class T shares. The initial offering price for the shares in the primary offering is $10.00 per Class A share and $9.35 per Class T share. We reserve the right to reallocate the shares of common stock we are offering between our primary offering and our DRIP. We are also offering up to $100 million in shares of common stock pursuant to our DRIP at an initial price of $9.50 per Class A share and $8.88 per Class T share, which is 95% of the primary offering price.

Subject to certain restrictions and limitations, the Advisor manages our day-to-day operations and our portfolio of properties and real estate-related assets. The Advisor and its personnel have no obligation to, but may present us with investment opportunities with a purchase price of less than $10.0 million. The Advisor’s investment committee may purchase on our account, without specific prior approval of the Board, properties with a purchase price of $15.0 million or less, so long as the investment in the property would not, if consummated, violate our investment guidelines or any restrictions on indebtedness and the consideration to be paid for such properties does not exceed the fair market value of such properties. Any investment with a purchase price greater than $15.0 million or that, if consummated, would violate our investment guidelines or any restrictions on indebtedness, requires the approval of the Board.

Pursuant to the terms of our Offering, offering proceeds were held in an escrow account until we met the minimum offering amount of $2.0 million. On March 24, 2016, we raised the minimum offering amount and the Offering proceeds held in escrow were released to us. As of March 25, 2016, we had sold approximately 217,391 shares of Class A common stock in our Offering for gross proceeds of $2.0 million, or $9.20 per share, reflecting the fact that selling commissions and dealer manager fees were not paid in connection with the sale. As of December 31, 2015, we had sold 22,223 shares of our common stock to the Advisor for an aggregate purchase price of $200,000, or $9.00 per share, reflecting the fact that selling commissions and dealer manager fees were not paid in connection with the sale. These shares were subsequently renamed as shares of Class A common stock. The Advisor or any affiliate may not sell these shares while the Sponsor remains our sponsor but it may transfer the shares to other affiliates. We will offer shares of our common stock on a continuous basis until August 12, 2017, unless extended. However, in certain states the Offering may continue for only one year unless we renew the offering period for an additional year. We reserve the right to terminate our Offering at any time.

Substantially all of our assets will be held by NexPoint OP. We are the sole general partner and a limited partner of NexPoint OP. The special limited partner of NexPoint OP is the Advisor.

As we accept subscriptions for shares, we will transfer substantially all of the net proceeds of the Offering to NexPoint OP as a capital contribution, however, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. NexPoint OP will be deemed to have simultaneously paid the costs associated with the Offering. If NexPoint OP requires additional funds at any time in excess of capital contributions made by us or from borrowing, we will borrow funds from a financial institution or other lender and lend such funds to NexPoint OP on the same terms and conditions as would be applicable to our borrowing of such funds. The limited partnership agreement of NexPoint OP provides that NexPoint OP will be operated in a manner that will enable us to (1) satisfy the requirements for being classified as a REIT for federal income tax purposes, (2) avoid any federal income or excise tax liability and (3) ensure that NexPoint OP will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, which classification could result in NexPoint OP being taxed as a corporation. We will experience a relative increase in liquidity as additional subscriptions for shares of our common stock are received and a relative decrease in liquidity as offering proceeds are used to acquire and operate our assets.

We intend to make an election under Sections 856 through 860 of the Code to be taxed as a REIT under the Code for the taxable year ending December 31, 2016, or the first year in which we commence material operations, if later. If we qualify as a REIT for federal income tax purposes, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and may not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied unless the IRS grants us relief under certain statutory provisions. Such an event could materially and adversely affect our after-tax net income.

We will monitor the various qualification tests that we must meet to maintain our status as a REIT. Ownership of our shares will be monitored to ensure that no more than 50% in value of our outstanding shares is owned, directly or indirectly, by five or fewer individuals at any time after the first taxable year for which we make an election to be taxed as a REIT. We will also determine, on a quarterly basis, that the gross income, asset and distribution tests are met.

Results of Operations

Overview

As of March 25, 2016, we had not acquired any real estate investments or commenced material operations. However, as of March 24, 2016, we have accepted contributions of $2.2 million, broken escrow and have commenced material operations. Because we have not acquired any assets, we are not aware of any known trends or uncertainties material to our proposed operations, other than national economic conditions affecting real estate generally, which may reasonably be anticipated to have a material impact on the capital resources and the revenue to be derived from the operation of our future assets.

The expenses incurred to date are primarily related to corporate general and administrative expenses, such as Board fees, directors and officers liability insurance and audit fees, that our Advisor has incurred on our behalf. Our results of operations for the years ended December 31, 2015 and 2014, and for the period from November 12, 2013 (inception) to December 31, 2013, are not indicative of those expected in future periods. As we raise capital, we will make acquisitions of real estate and increase our borrowings, which will have a significant impact on our future results of operations.

Non-GAAP Measurements

Funds from Operations and Modified Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as funds from operations, or FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably overtime, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Additionally, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indicators exist and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated undiscounted future cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges.

Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate-related depreciation and amortization and impairments, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO and MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses. Our management believes these fees and expenses do not affect our overall long-term operating performance. Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start up entities may also experience significant acquisition activity during their initial years, we believe that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. The Board, in consultation with our management, may determine that it is in our best interests to begin the process of considering alternatives with respect to a liquidity event (i.e., listing of its common stock on a national exchange, a merger or sale of us or another similar transaction) at such time during our offering stage as the Board can reasonably determine that all of the securities in the Offering will be sold within a reasonable time period (i.e. three to six months). Thus, we will not continuously purchase assets and will have a limited life.

Due to the above factors and other unique features of publicly registered, non-listed REITs, the IPA has standardized a measure known as MFFO, which the IPA has recommended as a supplemental measure for publicly registered non-listed REITs and which we believe to be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT having the characteristics described above. MFFO is not equivalent to our net income or loss as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because MFFO excludes costs that we consider more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect our operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring our properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after the Offering has been completed and our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance after the Offering and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after the Offering has been completed and properties have been acquired, as it excludes acquisition costs that have a negative effect on our operating performance during the periods in which properties are acquired.

We define MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized.

Our MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, we exclude acquisition-related expenses, amortization of above and below market leases, fair value adjustments of derivative financial instruments, deferred rent receivables and the adjustments of such items related to noncontrolling interests. Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income. These expenses are paid in cash by us, and therefore such funds will not be available to distribute to investors. All paid and accrued acquisition fees and expenses negatively impact our operating performance during the period in which properties are acquired and will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. Therefore, MFFO may not be an accurate indicator of our operating performance, especially during periods in which properties are being acquired. MFFO that excludes such costs and expenses would only be comparable to non-listed REITs that have completed their acquisition activities and have similar operating characteristics as us. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view fair value adjustments of derivatives as items which are unrealized and may not ultimately be realized. We view both gains and losses from dispositions of assets and fair value adjustments of derivatives as items which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance and calculating MFFO. While we are responsible for managing interest rate, hedge and foreign exchange risk, we do retain an outside consultant to review all our hedging agreements. Inasmuch as interest rate hedges are not a fundamental part of our operations, we believe it is appropriate to exclude such gains and losses in calculating MFFO, as such gains and losses are not reflective of on-going operations. As disclosed elsewhere in this prospectus supplement, the purchase of properties, and the corresponding expenses associated with those processes, are key operational features of our business plan to generate operational income and cash flows in order to make distributions to investors. Acquisition fees and expenses will not be reimbursed by the Advisor if there are no further proceeds from the sale of shares in the Offering, and therefore such fees and expenses may need to be paid from either additional debt, operational earnings or cash flows, net proceeds from the sale of properties or from ancillary cash flows.

Our management uses MFFO and the adjustments used to calculate it in order to evaluate our performance against other non-listed REITs which have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures is useful to investors. For example, acquisition costs are funded from the proceeds of the Offering and other financing sources and not from operations. By excluding expensed acquisition costs, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations as an indication of its liquidity, or indicative of funds available to fund its cash needs including its ability to make distributions to its stockholders. FFO and MFFO should be reviewed in conjunction with other GAAP measurements as an indication of our performance. MFFO has limitations as a performance measure in an offering such as the Offering (unless and until we calculate NAV prior to the close of the Offering) where the price of a share of common stock is a stated value and there is no NAV determination during the offering stage and for a period thereafter. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and NAV is disclosed. FFO and MFFO are not useful measures in evaluating NAV because impairments are taken into account in determining NAV but not in determining FFO or MFFO. Since we had not begun operations as of March 25, 2016, we did not include a calculation of FFO or MFFO.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.

Liquidity and Capital Resources

Our principal demands for funds will be for property and real estate debt acquisitions, either directly or through investment interests, for the payment of operating expenses and distributions, and for the payment of interest on any outstanding indebtedness. Generally, cash needs for items other than property acquisitions will be met from operations, and cash needs for property acquisitions will be funded by our public offering of shares and debt. However, there may be a delay between the sale of our shares and our purchase of properties, which could result in a delay in the benefits to our stockholders, if any, of returns generated from our investment operations. As a result, we may increase leverage above our targeted level on a temporary basis in order to make current investments and then use proceeds from fundraising to lower the leverage. Over time, as we become established and the fundraising effort begins to scale, we do not expect our target leverage ratio to exceed 50% to 60% of the cost of our properties.

The Advisor will evaluate potential property acquisitions and engage in negotiations with sellers and lenders on our behalf. After a purchase contract is executed that contains specific terms, the property will not be purchased until the successful completion of due diligence, which includes review of the title insurance commitment, an appraisal and an environmental analysis. In some instances, the proposed acquisition will require the negotiation of final binding agreements, which may include financing documents. During this period, we may decide to temporarily invest any unused proceeds from the Offering in certain investments that could yield lower returns than properties we intend to acquire. These lower returns may affect our ability to make distributions.

Potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of properties and undistributed modified funds from operations, or MFFO, which is a non-GAAP financial measure. If necessary, we may use financings or other sources of capital in case of unforeseen significant capital expenditures. We have not identified any sources of such financing.

Cash Flows from Operating Activities

We have not yet commenced material operations.

Cash Flows Used in Investing Activities

Our cash used in investing activities will vary based on how quickly we raise funds in the Offering and how quickly we invest those funds towards acquisitions of real estate. During the years ended December 31, 2015 and 2014, and for the period from November 12, 2013 (inception) to December 31, 2013, net cash used in investing activities was $0.

Cash Flows from Financing Activities

Our cash flows from financing activities consist primarily of proceeds from the Offering, net of distributions paid to our stockholders and the issuance of notes payable. During the year ended December 31, 2015, net cash provided by financing activities was $0. During the year ended December 31, 2014, net cash provided by financing activities was $199,900, which primarily related to a sale of 22,223 shares of our Class A common stock to our Advisor. During the period from November 12, 2013 (inception) to December 31, 2013, net cash provided by financing activities was $100, which related to our initial capitalization by an affiliate of our Advisor.

Obligations and Commitments

As of December 31, 2015, we had no outstanding obligations or commitments that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Income Taxes

We intend to elect to be taxed as a REIT under the Code and intend to operate as such beginning with our taxable year ending December 31, 2016, or the first year in which we commence material operations, if later. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our stockholders as discussed elsewhere in this prospectus supplement. As a REIT, we generally will not be subject to federal income tax on income that we distribute to stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders.

Distributions

There were no distributions declared or paid during the year ended December 31, 2015.

When we have sufficient cash flow available to pay distributions, we intend to pay monthly distributions to our stockholders. As of March 25, 2016, we had no real estate investments. We will not make any real estate investments until we identify investment opportunities and raise sufficient capital pursuant to the Offering to do so. We cannot predict when we will begin to generate sufficient cash flow from these investments to pay distributions as a result of such investments. Because all of our operations will be performed indirectly through NexPoint OP, our ability to pay distributions depends on NexPoint OP’s ability to pay distributions to its partners, including to us. If we do not have enough cash from operations to fund the distributions, we may borrow, issue additional securities or sell assets in order to fund the distributions or make the distributions out of net proceeds from the Offering. We have not established any limit on the amount of proceeds from the Offering that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; or (2) cause our total assets to be less than the sum of our total liabilities plus, unless our charter provides otherwise, senior liquidation preferences, if any.

In addition, the fees, distributions and reimbursements payable to the Advisor depend on various factors, including the assets we acquire, indebtedness incurred, and sales prices of investments sold, and therefore cannot be quantified or reserved for until such fees have been earned. We are required to pay these amounts to the Advisor regardless of the amount of cash we distribute to our stockholders and therefore our ability to make distributions from cash flow, as well as cash flow available for investment, to our stockholders may be negatively impacted.

Distributions will be paid to our stockholders when and if authorized by the Board and declared by us out of legally available funds. We expect to declare and pay distributions on a monthly basis as of daily record dates. Distributions will be authorized at the discretion of the Board, which will be influenced in part by its intention to comply with the REIT requirements of the Code. We intend to make distributions sufficient to meet the annual distribution requirement and to avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. Each distribution will be accompanied by a notice which sets forth: (a) the record date; (b) the amount per share that will be distributed; (c) the equivalent annualized yield; (d) the amount and percentage of the distributions paid from operations, offering proceeds and other sources; and (e) for those investors participating in the DRIP, a statement that a distribution statement will be provided in lieu of a check. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in the Offering;

•	our operating and interest expenses;

•	operating results of our properties;

•	the amount of distributions or dividends received by us from our indirect real estate investments;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates when renewing or replacing current leases;

•	capital expenditures and reserves for such expenditures;

•	the issuance of additional shares; and

•	financings and refinancings.

We must annually distribute at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain, in order to meet the requirements for qualification as a REIT under the Code. The Board may authorize distributions in excess of this percentage as it deems appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, we could be required to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of capital.

Distributions in kind will not be permitted, except for:

•	distributions of readily marketable securities;

•	distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of our charter; or

•	distributions of in-kind property, so long as, with respect to such in-kind property, the Board advises each stockholder of the risks associated with direct ownership of the property, offers each stockholder the election of receiving in-kind property distributions, and distributes in- kind property only to those stockholders who accept the directors’ offer.

Share Repurchase Program

Our share repurchase program, as described below, may provide eligible stockholders with limited, interim liquidity by enabling them to sell shares back to us, subject to restrictions and applicable law, if such repurchases do not impair our capital or operations. Specifically, state securities regulators impose investor suitability standards that establish specific financial thresholds that must be met by any investor in certain illiquid, long-term investments, including REIT shares.

Until the NAV pricing date, except with respect to repurchases sought within one year of a stockholder’s death or Qualifying Disability (as determined by the applicable governmental agency), common stockholders must hold their shares for at least one year in order to participate in our share repurchase program.

Prior to the time the Advisor begins calculating NAV, the price per share that we will pay to repurchase shares of our common stock will be as follows:

•	for stockholders who have continuously held their shares of our common stock for at least one year, the price will be the lower of $9.25 and 92.5% of the amount paid for each such share;

•	for stockholders who have continuously held their shares of our common stock for at least two years, the price will be the lower of $9.50 and 95.0% of the amount paid for each such share;

•	for stockholders who have continuously held their shares of our common stock for at least three years, the price will be the lower of $9.75 and 97.5% of the amount paid for each such share;

•	for stockholders who have continuously held their shares of our common stock for at least four years, the price will be the lower of $10.00 and 100% of the amount paid for each such share;

in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock.

Pursuant to the terms of our share repurchase program, we intend to make repurchases, if requested, at least once quarterly. Each stockholder whose repurchase request is granted will receive the repurchase amount within 30 days after the fiscal quarter in which we grant the repurchase request. Subject to the limitations described in the prospectus, we also will repurchase shares upon the request of the estate, heir or beneficiary, as applicable, of a deceased stockholder. We will limit the number of shares repurchased pursuant to our share repurchase program in any calendar year to 5% of the weighted average number of shares outstanding during the prior calendar year. In addition, funds available for our share repurchase program are limited or described below and may not be sufficient to accommodate all requests. Due to these limitations, we cannot guarantee that we will be able to accommodate all repurchase requests.

Funding for the share repurchase program will be derived from proceeds we maintain from the sale of shares under the DRIP and other operating funds, if any, as our Board, in its sole discretion, may reserve for this purpose. We cannot guarantee that the funds set aside for the share repurchase program will be sufficient to accommodate all requests made each year. However, a stockholder may withdraw its request at any time or ask that we honor the request when funds are available. Pending repurchase requests will be honored on a pro rata basis.

Whether the Advisor has begun NAV calculations or not, the share repurchase program will terminate immediately if our shares are listed on any national securities exchange. In addition, the Board may amend, suspend (in whole or in part) or terminate the share repurchase program at any time upon 30 days’ notice. Further, the Board reserves the right, in its sole discretion, to reject any requests for repurchases.

Distribution Reinvestment Plan

We have adopted the DRIP. The following is a summary of the DRIP.

Investment of Distributions

We have adopted a DRIP pursuant to which our stockholders may elect to purchase shares of our common stock with our distributions. Distributions on Class A shares will be reinvested in Class A shares and distributions on Class T shares will be reinvested in Class T shares. We have the discretion to extend the offering period for the shares being offered under the DRIP beyond the termination of our primary offering until we have sold all the shares allocated to the DRIP. We also may offer shares under the DRIP pursuant to a new registration statement. We reserve the right to reallocate the shares of common stock we are offering between our primary offering and the DRIP. Any shares issued pursuant to the DRIP are subject to registration and renewal in any state in which such shares are offered and the offering of such shares is not exempt under applicable laws and regulations. Until the NAV pricing date, we will offer shares under our DRIP at $9.50 per Class A Share and $8.88 per Class T Share, which is 95% of the primary offering price. Thereafter, we will offer shares under our DRIP at per share NAV.

No dealer manager fees or selling commissions or, with respect to Class T shares, distribution fees, will be paid with respect to shares purchased pursuant to the DRIP; therefore, we will retain all of the proceeds from the reinvestment of distributions.

Pursuant to the terms of the DRIP, the reinvestment agent, which currently is us, will act on behalf of participants to reinvest the cash distributions they receive from us. Stockholders participating in the DRIP may purchase fractional shares. If sufficient shares are not available for issuance under the DRIP, the reinvestment agent will remit excess cash distributions to the participants. Participants purchasing shares pursuant to the DRIP will have the same rights as stockholders with respect to shares purchased under the DRIP and will be treated in the same manner as if such shares were issued pursuant to the primary offering.

Election to Participate or Terminate Participation

A stockholder may become a participant in the DRIP by making a written election to participate on his or her subscription agreement at the time he or she subscribes for shares. Any stockholder who has not previously elected to participate in the DRIP may so elect at any time by delivering to the reinvestment agent a completed enrollment form or other written authorization required by the reinvestment agent. Participation in the DRIP will commence with the next distribution payable after receipt of the participant’s notice, provided it is received at least ten days prior to the last day of the fiscal quarter, month or other period to which the distribution relates.

Some brokers may determine not to offer their clients the opportunity to participate in the DRIP. Any prospective investor who wishes to participate in the DRIP should consult with his or her broker as to the broker’s position regarding participation in the DRIP.

We reserve the right to prohibit qualified retirement plans and other “benefit plan investors” (as defined in ERISA) from participating in the DRIP if such participation would cause our underlying assets to constitute “plan assets” of qualified retirement plans. A material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the stockholder to fail to meet the suitability standards set forth in our prospectus for the stockholder’s initial purchase of shares of common stock.

Each stockholder electing to participate in the DRIP shall notify the reinvestment agent if any time during his or her participation in the DRIP, there is any material change in the stockholder’s financial condition or inaccuracy of any representation under the subscription agreement for such stockholder’s initial purchase of our shares.

Subscribers should note that affirmative action in the form of written notice to the reinvestment agent must be taken to withdraw from participation in the DRIP. A withdrawal from participation in the DRIP will be effective with respect to distributions for a distribution period only if written notice of termination is received at least ten days prior to the end of such distribution period. In addition, a transfer of shares prior to the date our shares are listed for trading on a national securities exchange, which we have no intent to do at this time and which may never occur, will terminate participation in the DRIP with respect to such transferred shares as of the first day of the distribution period in which the transfer is effective, unless the transferee demonstrates to the reinvestment agent that the transferee meets the requirements for participation in the plan and affirmatively elects to participate in the DRIP by providing to the reinvestment agent an executed enrollment form or other written authorization required by the reinvestment agent.

Offers and sales of shares pursuant to the DRIP must be registered in every state in which such offers and sales are made and the offering of such shares is not exempt under applicable laws and regulations. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares pursuant to the DRIP in any states in which our registration is not renewed or extended.

Reports to Participants

Within 90 days after the end of each calendar year, the reinvestment agent will mail to each participant a statement of account describing, as to such participant, the distributions received, the number of shares purchased, the purchase price for such shares and the total shares purchased on behalf of the participant during the prior year pursuant to the DRIP.

Excluded Distributions

The Board may designate that certain cash or other distributions attributable to net sales proceeds will be excluded from distributions that may be reinvested in shares under the DRIP, or Excluded Distributions. Accordingly, if proceeds attributable to the potential sale transaction described above are distributed to stockholders as an Excluded Distribution, such amounts may not be reinvested in our shares pursuant to the DRIP. The determination of whether all or part of a distribution will be deemed to be an Excluded Distribution is separate and unrelated to our requirement to distribute 90% of our REIT taxable income. In its initial determination of whether to make a distribution and the amount of the distribution, the Board will consider, among other factors, our cash position and our distribution requirements as a REIT. Once the Board determines to make the distribution, it will then consider whether all or part of the distribution will be deemed to be an Excluded Distribution. In most instances, we expect that the Board would not deem any of the distribution an Excluded Distribution. In that event, the amount distributed to participants in the DRIP will be reinvested in additional shares of our common stock. If all or a portion of the distribution is deemed an Excluded Distribution, the distribution will be made to all stockholders, however, the excluded portion will not be reinvested. As a result, we would not be able to use any of the Excluded Distribution to assist in meeting future distributions and the stockholders would not be able to use the distribution to purchase additional shares of our common stock through the DRIP. We currently do not have any planned Excluded Distributions, which will only be made, if at all, in addition to, not in lieu of, regular distributions.

Material U.S. Federal Income Tax Considerations

Taxable participants will incur tax liability even though they have elected not to receive their distributions in cash but rather to have their distributions reinvested under the DRIP. In addition, to the extent our stockholders purchase shares through the DRIP at a discount to their fair market value, they will be treated for U.S. federal income tax purposes as receiving an additional distribution equal to the amount of the discount. Until such time as we calculate NAV, we will sell shares pursuant to the DRIP at $9.50 per Class A Share and $8.88 per Class T Share, which is 95% of the primary offering price, and expect the Board to estimate the fair value of a share of our common stock to be $10.00, the offering price in the primary offering. Additionally, at least until our offering stage is complete, we expect that no secondary trading market for our shares will develop. Therefore, at least until we calculate NAV, participants in the DRIP will be treated as having received a distribution of $10.00 for each $9.50 per Class A Share and/or $8.88 per Class T Share reinvested by them under the DRIP. Our stockholders will be taxed on the amount of such distribution (including the discount from fair market value) as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the dividend as a capital gain dividend. Tax information regarding each participant’s participation in the DRIP will be provided to each participant at least annually.

Amendment, Suspension and Termination

We reserve the right to amend any aspect of, suspend, or terminate the DRIP for any reason at any time upon ten days’ written notice to participants. The reinvestment agent also reserves the right to terminate a participant’s individual participation in the DRIP (without terminating the DRIP generally), by sending ten days’ prior written notice of termination to the terminated participant. Notices to a DRIP participant may be given by letter addressed to the participant at the participant’s last address of record with the reinvestment agent or by providing the relevant information in a press release or a report filed by the company with the SEC.

Off-Balance Sheet Arrangements

As of December 31, 2015, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Related-Party Transactions and Agreements

We have entered into agreements with the Advisor and its affiliates, whereby we pay certain fees to, or reimburse certain expenses of, the Advisor or its affiliates for acquisition and advisory fees and expenses, organization and offering costs, selling commissions, dealer manager fees, distribution fees, reimbursement of certain operating costs, and possibly disposition fees. Refer to Item 13. “Certain Relationships and Related Transactions, and Director Independence” and Note 5 to our consolidated financial statements included in this prospectus supplement for a discussion of the various related-party transactions, agreements and fees.

Critical Accounting Policies

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. It is at least reasonably possible that these estimates could change in the near term. The following represent certain critical accounting policies that will require our management to exercise their business judgment or make significant estimates:

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include our accounts and the accounts of NexPoint OP. The financial statements of NexPoint OP are prepared using accounting policies consistent with our policies. All significant inter-company balances and transactions are eliminated in consolidation.

Real Estate Investments

Upon acquisition, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations, the purchase price of a property is allocated to land, buildings, improvements, furniture, fixtures, and equipment, and intangible lease assets. The purchase price allocation is based on management’s estimate of the property’s “as-if” vacant fair value. The “as-if” vacant fair value is calculated by using all available information such as the replacement cost of such asset, appraisals, property condition reports, market data and other related information. The allocation of the purchase price to intangible lease assets represents the value associated with the in-place leases, which may include lost rent, leasing commissions, legal and other related costs.

If any debt is assumed in an acquisition, the difference between the fair value and the face value of the debt is recorded as a premium or discount and amortized to interest expense over the life of the debt assumed. Costs associated with the acquisition of a property, including acquisition fees paid, are expensed as incurred.

Real estate assets, including land, buildings, improvements, furniture, fixtures and equipment, and intangible lease assets are stated at historical cost less accumulated depreciation and amortization. Costs associated with the development and improvement of the Company’s real estate assets are capitalized as incurred, Costs incurred in making repairs and maintaining real estate assets are expensed as incurred. Real estate-related depreciation and amortization are computed on a straight-line basis over the estimated useful lives as described in the following table:

Land	Not depreciated
Buildings	30 years
Improvements	15 years
Furniture, fixtures, and equipment	3 years
Intangible lease assets	6 months

Impairment

Real estate assets that are determined to be held and used will be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and the Company will evaluate the recoverability of such real estate asset based on estimated future cash flows and the estimated liquidation value of such real estate asset, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the real estate asset. If impaired, the real estate asset will be written down to its estimated fair value.

Fair Value Measures and Financial Instruments

From time to time, the Company records certain assets and liabilities at fair value. Real estate assets may be stated at fair value if they become impaired in a given period and may be stated at fair value if they are held for sale and the fair value of such assets is below historical cost. Additionally, the Company will record derivative financial instruments at fair value. The Company also uses fair value metrics to evaluate the carrying values of its real estate assets and for the disclosure of certain financial instruments.

Fair Value Measurements

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering market participant assumptions in fair value measurements, FASB ASC 820, Fair Value Measurement and Disclosures, establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy.

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

•	Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3 inputs are the unobservable inputs for the asset or liability, which are typically based on an entity’s own assumption, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on input from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The Company will utilize an independent third party to perform the allocation of value analysis for each property acquisition and also to perform the market valuations on interest rate caps and has established policies, as described above, processes and procedures intended to ensure that the valuation methodologies for investments and interest rate caps are fair and consistent as of the measurement date.

Revenue Recognition

The Company’s primary operations will consist of rental income earned from its tenants under lease agreements with terms of one year or less. Rental income is recognized when earned. This policy effectively results in rental income recognition on the straight-line method over the related terms of the leases. Resident reimbursements and other income consist of charges billed to tenants for utilities, carport and garage rental, pets, administrative, application and other fees and are recognized when earned.

Organization and Offering Expenses

Organization and offering expenses include all expenses (other than selling commissions, the dealer manager fee and the distribution fee) to be paid by us in connection with the Offering. Organization and offering expenses include, but are not limited to: (i) legal, accounting, printing, mailing and filing fees; (ii) charges of our escrow agent; and (iii) due diligence expense reimbursements to participating broker-dealers.

Organization expenses will be expensed to us as incurred at the time that the Minimum Offering Requirement is achieved. Offering costs incurred by the Advisor and its affiliates on our behalf prior to that time are deferred and will be paid from the proceeds of the Offering. These costs will be treated as a reduction of the total proceeds. We will reimburse the Advisor and its affiliates for organization and offering expenses it incurs on our behalf, but only to the extent the reimbursement would not exceed 1.0% of the gross offering proceeds.

Acquisition Costs

Acquisition costs include costs incurred to acquire properties. The amount of acquisition costs incurred depends on the specific circumstances of each closing and are one-time costs associated with each acquisition. We may pay the Advisor an acquisition fee equal to 1.0% of the purchase price of each asset acquired, excluding any acquisition expenses.

Accounting for Stock-Based Compensation

The Company amortizes the fair value of stock-based compensation awards to expense over the vesting period and records any dividend equivalents earned as dividends for financial reporting purposes. Stock-based compensation awards are valued at the fair value on the date of grant and amortized as an expense over the vesting period.

Recent Accounting Pronouncements

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Exchange Act, for complying with new or revised accounting standards applicable to public companies. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have elected to “opt out” of such extended transition period. Therefore, we intend to comply with new or revised accounting standards on the applicable dates on which the adoption of standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of such extended transition period for compliance with new or revised accounting standards is irrevocable.

In April 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-08, Presentation of Financial Statements and Property, Plant, and Equipment (Topics 205 and 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“ASU 2014-08”). The updated guidance revised the definition of a discontinued operation by limiting discontinued operations reporting to disposals of components of an entity that represent a strategic shift that has or will have a major effect on an entity’s operations and financial results when a component of an entity or a group of components of an entity are classified as held for sale or disposed of by sale or by means other than a sale, such as an abandonment. Examples of a strategic shift could include a disposal of a major geographical area, a major line of business, a major equity method investment, or other major parts of an entity. In addition, ASU 2014-08 requires expanded disclosures for discontinued operations so users of the financial statements will be provided with more information about the assets, liabilities, revenues and expenses of discontinued operations. The Company implemented the provisions of ASU 2014-08 as of January 1, 2015.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity should also disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers – Deferral of the Effective Date, which amends ASU 2014-09 to defer the effective date by one year. The new standard is effective for annual reporting periods beginning after December 15, 2017, and interim periods within that reporting period. The Company will implement the provisions of ASU 2014-09 as of January 1, 2018. The Company has not yet determined the impact of the new standard on its current policies for revenue recognition.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU No. 2014-15”), which requires management to evaluate whether there are conditions and events that raise substantial doubt about an entity’s ability to continue as a going concern, and to provide disclosures when it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and for annual periods and interim periods thereafter, with early adoption being permitted. The Company will implement the provisions of ASU 2014-15 as of January 1, 2017, and does not expect the new standard to have a material impact on its consolidated financial statements.

In January 2015, the FASB issued ASU No. 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20), Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items (“ASU 2015-01”). The amendments in ASU No. 2015-01 eliminate from GAAP the concept of extraordinary items. Although the amendment will eliminate the requirements for reporting entities to consider whether an underlying event or transaction is extraordinary, the presentation and disclosure guidance for items that are unusual in nature or occur infrequently will be retained and will be expanded to include items that are both unusual in nature and infrequently occurring. ASU 2015-01 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The Company will implement the provisions of ASU 2015-01 as of January 1, 2016, and does not expect the new standard to have a material impact on its consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, Amendments to the Consolidation Analysis (“ASU 2015-02”), which changes the way reporting enterprises evaluate whether (a) they should consolidate limited partnerships and similar entities, (b) fees paid to a decision maker or service provider are variable interests in a VIE, and (c) variable interests in a VIE held by related parties of the reporting enterprise require the reporting enterprise to consolidate the VIE. ASU 2015-02 also significantly changes how to evaluate voting rights for entities that are not similar to limited partnerships when determining whether the entity is a VIE, which may affect entities for which the decision making rights are conveyed through a contractual arrangement. ASU 2015-02 is effective for annual and interim periods in fiscal years beginning after December 15, 2015. The Company will implement the provisions of ASU 2015-02 as of January 1, 2016. The Company has not yet determined the impact of the new standard on its current policies for consolidation.

In April 2015, the FASB issued ASU No. 2015-03, Interest-Imputation of Interest (“ASU No. 2015-03”), which changes the way reporting enterprises record debt issuance costs. ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct reduction from the carrying amount of that debt liability, consistent with debt discounts. The new standard is effective for annual reporting periods beginning after December 15, 2015. In August 2015, the FASB issued ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements (“ASU No. 2015-15”). ASU 2015-15 supplements the requirements of ASU 2015-03 by allowing an entity to defer and present debt issuance costs related to a line of credit arrangement as an asset and subsequently amortize the deferred costs ratably over the term of the line of credit arrangement. The Company will implement the provisions of ASU 2015-03 and ASU 2015-15 as of January 1, 2016. The Company does not expect the new standards to have a material impact on its consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which changes certain recognition, measurement, presentation, and disclosure requirements for financial instruments. The ASU requires all equity investments, except those accounted for under the equity method of accounting or resulting in consolidation, to be measured at fair value with changes in fair value recognized in net income. The ASU also simplifies the impairment assessment for equity investments without readily determinable fair values, amends the presentation requirements for changes in the fair value of financial liabilities, requires presentation of financial instruments by measurement category and form of financial asset, and eliminates the requirement to disclose the methods and significant assumptions used in estimating the fair value of financial instruments. The ASU is effective for interim and annual periods beginning after December 15, 2017. The Company will implement the provisions of ASU 2016-01 as of January 1, 2018. The Company does not expect the new standard to have a material impact on its consolidated financial statements.

Inflation

Consistent with the multifamily property focus, we anticipate that the leases we enter into for multifamily apartment homes will be for a term of one year or less. These terms provide us with maximum flexibility to implement rental increases when the market will bear such increases and may provide us with a hedge against inflation.

REIT Tax Election

We intend to elect to be taxed as a REIT under the Code and intend to operate as such beginning with our taxable year ending December 31, 2016, or the first year in which we commence material operations, if later. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our stockholders as discussed elsewhere in this prospectus supplement. As a REIT, we generally will not be subject to federal income tax on income that we distribute to stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders.

Valuation Guidelines; Calculation of NAV

Until April 11, 2016, the date that the amendments to FINRA Rule 2340 take effect (or earlier if the Board determines it is in our best interest), we expect to use $10.00 and $9.35 as the estimated NAV per Class A share and Class T share, respectively. Following such date, if we have not yet disclosed an estimated NAV per share, then our stockholders’ customer account statements will include a value per share that is equal to the public offering price less all up-front underwriting compensation and certain organization and offering expenses. If we provide an estimated NAV prior to the conclusion of the Offering, the Board may determine to modify the public offering price, including the price at which shares are offered through our DRIP, to reflect the estimated per share NAV. We are not required to provide an estimated NAV based on the value of our assets until a date no later than 150 days following the second anniversary of the date we break escrow in the Offering. Prior to providing an estimated NAV based on a valuation of our assets, the per share values that we report will not reflect the proceeds our stockholders would receive upon liquidation or upon the sale of their shares. Furthermore, in the event of any voluntary or involuntary liquidation, dissolution or winding up of us, or any liquidating distribution of our assets, then such assets, or the proceeds therefrom, will be distributed between the holders of Class A shares and Class T shares ratably in proportion to the respective NAV for each class until the NAV for each class has been paid. The NAV will be calculated on a company-wide basis, with any adjustments to Class A or Class T shares made subsequent to such company-wide calculation. For purposes of calculating NAV, we intend to use the most recent price paid to acquire the applicable class of shares in the primary Offering (ignoring purchase price discounts for certain categories of purchasers) as the estimated per share value of our shares until the Board determines our NAV. Each holder of shares of a particular class of common stock will be entitled to receive, ratably with each other holder of shares of such class, that portion of such aggregate assets available for distribution as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding. If we provide an estimated NAV prior to the conclusion of the Offering, the Board may determine to modify the public offering price to reflect the estimated per share NAV.

Prior to 150 days following the second anniversary of the date we break escrow in the Offering (or earlier if the Board so directs or applicable regulations require), we are required to provide an initial estimated NAV per share of each class of our common stock based on the value of our assets. We will provide an update of the initial estimated NAV as of the end of each completed fiscal quarter (or fiscal year, in the case of a quarter ending at a fiscal year-end) thereafter. Once we are required to provide an estimated NAV per share, our NAV will be determined by the Board based on the input of the Advisor, our audit committee and, if engaged by the Board, one or more independent valuation firms. We intend to base our calculation of estimated NAV on the values of our assets and liabilities, without ascribing additional value to our enterprise or the going concern of our business. We expect that the values of our assets and liabilities will reflect the specific terms of our investments and our indebtedness, as well as conditions prevailing in the real estate, credit and broader financial markets. In addition, on a quarterly basis, management will update our NAV to reflect changes in the fair value of our indebtedness, estimated property disposition costs (including estimates of fees payable to the Advisor), and our other net assets and liabilities. In general, we expect to report our quarterly estimated NAV in filings with the SEC and on our website.

Subsequent Events

Status of Our Offering

As of March 25, 2016, we had sold approximately 217,391 shares of Class A common stock in our initial public offering for gross proceeds of $2.0 million, or $9.20 per share, reflecting the fact that selling commissions and dealer manager fees were not paid in connection with the sale. On March 24, 2016, we released $2.0 million that was held in escrow, thus satisfying the Minimum Offering Requirement to break escrow and allow us to commence material operations.

Issuance of Restricted Stock to Our Independent Directors

Pursuant to our restricted share plan, upon the initial release from escrow of $2.0 million, each of our two independent directors, John Pons and D. Kirk McAllaster, Jr., received a grant of 3,000 restricted shares of Class A common stock. The shares of restricted Class A common stock vest in equal amounts annually over a four-year period following the first anniversary of the date of grant in increments of 25% per annum.

Amendment to Escrow Agreement

On January 20, 2016, upon unanimous approval of the Board, including its independent directors, the Company amended the escrow agreement with the Dealer Manager and UMB Bank, N.A., as escrow agent (the “Escrow Agent”), which reduced the Minimum Offering Requirement from $10.0 million to $2.0 million in gross offering proceeds prior to the release to us by the Escrow Agent. The proceeds from residents of the State of Pennsylvania and the State of Washington will remain in the escrow account until total subscriptions (including amounts previously disbursed to us and the amounts then held in the escrow account) equal or exceed $50 million and $20 million, respectively.

Amendment to Dealer Manager Agreement

On March 23, 2016, upon unanimous approval of the Board, including its independent directors, the Company amended the Dealer Manager Agreement with the Dealer Manager which reduced dealer manager fees on Class A and Class T common shares from 3.0% to 1.0% and reduced the reimbursement to our Advisor of organization and offering expenses from 1.5% to 1.0% of gross offering proceeds.

Company’s Updated Financial Information

The following financial pages should be read in conjunction with the financial pages beginning on F-1 of the prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder of

NexPoint Multifamily Realty Trust, Inc.

We have audited the accompanying consolidated balance sheets of NexPoint Multifamily Realty Trust, Inc. and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholder’s equity (deficit), and cash flows for the years ended December 31, 2015 and 2014 and for the period from November 12, 2013 (inception) to December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NexPoint Multifamily Realty Trust, Inc. and subsidiaries at December 31, 2015 and 2014, and the results of its operations and its cash flows for the years ended December 31, 2015 and 2014 and for the period from November 12, 2013 (inception) to December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Dallas, Texas

March 25, 2016

NEXPOINT MULTIFAMILY REALTY TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$200,000	$200,000

TOTAL ASSETS	$200,000	$200,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Liabilities:
Accounts payable and other accrued liabilities	$65,582	$—
Due to affiliates	271,688	—

Total Liabilities	337,270	—

Stockholder’s Equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized; 0 shares issued and outstanding	—	—
Class A Common stock, $.01 par value; 500,000,000 shares authorized; 22,223 shares issued and outstanding at December 31, 2015 and 2014	222	222
Class T Common stock, $.01 par value; 500,000,000 shares authorized; 0 shares issued and outstanding	—	—
Additional paid-in capital	199,778	199,778
Accumulated deficit	(337,270)	—

Total Stockholder’s Equity (Deficit)	(137,270)	200,000

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$200,000	$200,000

See Notes to Consolidated Financial Statements

NEXPOINT MULTIFAMILY REALTY TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,		For the Period from November 12, 2013 (Inception) to December 31,
	2015	2014	2013
Expenses
Corporate general and administrative expenses	$337,270	$—	$—

Net loss attributable to common stockholders	$(337,270)	$—	$—

Loss per Class A common share—basic and diluted (see Note 2)	$(15.18)	$—	$—

Weighted average Class A common shares outstanding—basic and diluted	22,223	22,223	11

See Notes to Consolidated Financial Statements

NEXPOINT MULTIFAMILY REALTY TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY (DEFICIT)

	Preferred Stock		Class A Common Stock		Class T Common Stock
	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid- in Capital	Accumulated Deficit	Total Stockholder’s Equity
Balances, November 12, 2013 (Inception)	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of Class A common stock			11				100		100

Balances, December 31, 2013	—	—	11	—	—	—	100	—	100
Issuance of Class A common stock			22,223	222			199,778		200,000
Repurchase of Class A common stock			(11)				(100)		(100)

Balances, December 31, 2014	—	—	22,223	222	—	—	199,778	—	200,000
Net loss for the year ended December 31, 2015								(337,270)	(337,270)

Balances, December 31, 2015	—	$—	22,223	$222	—	$—	$199,778	$(337,270)	$(137,270)

See Notes to Consolidated Financial Statements

NEXPOINT MULTIFAMILY REALTY TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,		For the Period from November 12, 2013 (Inception) to December 31,
	2015	2014	2013
Cash flows from operating activities
Net loss	$(337,270)	$—	$—
Adjustments to reconcile net loss to net cash provided by operating activities:
Changes in operating assets and liabilities:
Accounts payable and other accrued liabilities	65,582	—	—
Due to affiliates	271,688	—	—

Net cash provided by operating activities	—	—	—

Cash flows from financing activities
Proceeds from issuance of Class A common stock	—	200,000	100
Repurchase of Class A common stock	—	(100)	—

Net cash provided by financing activities	—	199,900	100

Net increase in cash	—	199,900	100
Cash, beginning of period	200,000	100	—

Cash, end of period	$200,000	$200,000	$100

See Notes to Consolidated Financial Statements

NEXPOINT MULTIFAMILY REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business

NexPoint Multifamily Realty Trust, Inc. (the “Company”) was incorporated on November 12, 2013, as a Maryland corporation and intends to qualify as a real estate investment trust (“REIT”) for federal income tax purposes commencing with its taxable year ending December 31, 2016, or the first year in which it commences material operations, if later. The Company is externally managed by NexPoint Real Estate Advisors II, L.P. (the “Advisor”) pursuant to an advisory agreement dated August 10, 2015 (the “Advisory Agreement”). Substantially all of the Company’s assets will be held by NexPoint Multifamily Operating Partnership, L.P. (the “OP”), the Company’s operating partnership. The Company is the sole general partner and a limited partner of the OP. The special limited partner of the OP is the Advisor. As of December 31, 2015, the Company had not commenced material operations.

The Company’s primary investment objectives are to provide current income for stockholders through the payment of cash distributions, preserve and return stockholders’ capital contributions and realize capital appreciation on the Company’s properties. All properties may be acquired and operated by the Company alone or jointly with another party.

The Company is offering for sale a maximum of $1.1 billion of common stock, $0.01 par value per share, which consists of $1.0 billion in shares of common stock in the Company’s primary offering and $100 million in shares of common stock pursuant to the Company’s distribution reinvestment plan (the “DRIP”). The initial offering price for the shares sold in the primary offering is $10.00 per Class A share of common stock and $9.35 per Class T share of common stock. The offering is being conducted on a “reasonable best efforts” basis, pursuant to a registration statement on Form S-11 (the “Offering”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (Registration No. 333-200221). Highland Capital Funds Distributor, Inc. (the “Dealer Manager”), an entity under common ownership with the Advisor, serves as the dealer manager of the Offering.

The Company will determine its net asset value, or NAV, each quarter commencing during the first full quarter after its Board of Directors (the “Board”) determines or regulatory requirements require that the Company make such valuation, or the NAV pricing date. In that event, if the Company’s NAV on such valuation date increases above or decreases below its net proceeds per share as stated in its prospectus, the Company will adjust the offering price of shares, effective five business days later, to ensure that no share is sold at a price, after deducting selling commissions, dealer manager fees and organization and offering expenses, that is above or below the Company’s NAV per share on such valuation date.

Substantially all of the net proceeds of the Offering will be used to directly or indirectly acquire, own, operate and selectively develop well-located “core-plus” multifamily properties with a modest value-add component, in large cities and suburban submarkets of large cities, primarily in the Southeastern and Southwestern United States. The Company considers “core-plus” multifamily properties to be properties that are high quality, yet ones which the Company believes possess the ability to increase in value through some event. Examples include properties that have scheduled vacancies or leases rolling over or that would benefit from modest upgrades or renovations that would allow the Company to increase rents. The Company may also directly or indirectly acquire, on an opportunistic basis, “core” multifamily properties, although the Company does not expect this to be a substantial portion of its portfolio. The Company considers “core” multifamily properties to be properties that are of the highest quality in historically strong markets that are easy to finance and generally do not require upgrades or renovations. The Company may also seek to invest in multifamily housing debt, mezzanine debt and preferred equity in situations where the risk/return correlation is more attractive than investments in common equity. This strategy would be designed to minimize potential losses during market downturns and maximize risk adjusted total returns to the Company’s stockholders in all market cycles. As of December 31, 2015, the Company had not acquired any real estate investments.

Pursuant to the terms of the Offering, the Company must receive proceeds of $2.0 million in connection with the sale of common stock in order to break escrow and commence operations (the “Minimum Offering Requirement”) (see Note 10). As of December 31, 2015, the Company had not reached such threshold, purchased any properties or earned any income. However, as of March 24, 2016, the Company had received a total of $2.2 million in proceeds, broken escrow and commenced material operations.

2. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated financial statements of the Company were prepared in accordance with GAAP as contained within the Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC. The consolidated financial statements include the account of the Company and the OP and its subsidiaries. All intercompany balances and transactions are eliminated in consolidation. The financial statements of the Company’s subsidiaries are prepared using accounting policies consistent with those of the Company. In addition, the Company evaluates relationships with other entities to identify whether there are variable interest entities (“VIEs”) as required by FASB ASC 810, Consolidation, and to assess whether the Company is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is included in the consolidated financial statements in accordance with FASB ASC 810. In the opinion of the Company’s management, the accompanying consolidated financial statements include all adjustments and eliminations, consisting only of normal recurring items necessary for their fair presentation in conformity with GAAP. There have been no significant changes to the Company’s significant accounting policies during the year ended December 31, 2015.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the balance sheet and accompanying notes. Actual results could differ from those estimates.

Real Estate Investments

Upon acquisition of real estate investments, in accordance with FASB ASC 805, Business Combinations, the purchase price of a property is allocated to land, buildings, improvements, furniture, fixtures, and equipment, and intangible lease assets. The purchase price allocation is based on management’s estimate of the property’s “as-if” vacant fair value. The “as-if” vacant fair value is calculated by using all available information such as the replacement cost of such asset, appraisals, property condition reports, market data and other related information. The allocation of the purchase price to intangible lease assets represents the value associated with the in-place leases, which may include lost rent, leasing commissions, legal and other related costs.

If any debt is assumed in an acquisition, the difference between the fair value and the face value of the debt is recorded as a premium or discount and amortized to interest expense over the life of the debt assumed. Costs associated with the acquisition of a property, including acquisition fees paid, are expensed as incurred. As of December 31, 2015, the Company had not commenced material operations.

Real estate assets, including land, buildings, improvements, furniture, fixtures and equipment, and intangible lease assets are stated at historical cost less accumulated depreciation and amortization. Costs associated with the development and improvement of the Company’s real estate assets are capitalized as incurred. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred. Real estate-related depreciation and amortization are computed on a straight-line basis over the estimated useful lives as described in the following table:

Land	Not depreciated
Buildings	30 years
Improvements	15 years
Furniture, fixtures, and equipment	3 years
Intangible lease assets	6 months

Impairment

Real estate assets that are determined to be held and used will be reviewed periodically for impairment and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In such cases, the Company will evaluate the recoverability of such real estate asset based on estimated future cash flows and the estimated liquidation value of such real estate assets, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the real estate asset. If impaired, the real estate asset will be written down to its estimated fair value.

Revenue Recognition

The Company’s primary operations will consist of rental income earned from its tenants under lease agreements with terms of one year or less. Rental income is recognized when earned. This policy effectively results in rental income recognition on the straight-line method over the related terms of the leases. Resident reimbursements and other income consist of charges billed to tenants for utilities, carport and garage rental, pets, administrative, application and other fees and are recognized when earned.

Organization and Offering Expenses

Organization and offering expenses include all expenses (other than selling commissions, the dealer manager fee and the distribution fee) to be paid by the Company in connection with the Offering. Organization and offering expenses are initially paid by the Advisor and reimbursed by the Company with certain limitations discussed below. Organization and offering expenses include, but are not limited to: (i) legal, accounting, printing, mailing and filing fees; (ii) charges of the Company’s escrow agent; and (iii) due diligence expense reimbursements to participating broker-dealers.

Organization expenses will be expensed to the Company as incurred at the time that the Minimum Offering Requirement is achieved. Offering costs incurred by the Advisor and its affiliates on the Company’s behalf prior to that time are deferred and will be paid from the proceeds of the Offering. These costs will be treated as a reduction of the total proceeds. The Company will reimburse the Advisor and its affiliates for organization and offering expenses it incurs on the Company’s behalf, but only to the extent the reimbursement would not exceed 1.5% of the gross offering proceeds (see Note 10).

Operating Expenses

Operating expenses include, but are not limited to, payments of reimbursements to the Advisor, audit fees, legal fees, directors and officers liability insurance and Board fees. For more information on operating expenses and reimbursements to the Advisor, see Note 5.

Acquisition Costs

Acquisition costs include costs incurred to acquire properties. The amount of acquisition costs incurred depends on the specific circumstances of each closing and are one-time costs associated with each acquisition.

Income Taxes

The Company intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with the taxable year ending December 31, 2016, or the first year in which it commences material operations, if later. If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its taxable income that is distributed to its stockholders as long as it distributes at least 90% of its taxable income to its stockholders and meets certain tests regarding the nature of the Company’s income and assets. As a REIT, the Company will not be subject to federal income tax with respect to the portion of the Company’s income that meets certain criteria and is distributed annually to stockholders. The Company intends to operate in a manner that allows the Company to meet the requirements for taxation as a REIT, including creating taxable REIT subsidiaries to hold assets that generate income that would not be consistent with the rules applicable to qualification as a REIT if held directly by the REIT. If the Company were to fail to meet these requirements, it could be subject to federal income tax on the Company’s taxable income at regular corporate rates. The Company would not be able to deduct distributions paid to stockholders in any year in which it fails to qualify as a REIT. The Company will also be disqualified for the four taxable years following the year during which qualification was lost unless the Company is entitled to relief under specific statutory provisions.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value and may consist of investments in money market accounts. There are no restrictions on the use of the Company’s cash balance.

Reportable Segment

The Company expects it will have one reportable segment, with activities related to investing in and operating multifamily real estate properties. The Company’s investments in real estate will generate rental revenue and other income through the operation of the properties, which will comprise most of the total revenue. Management will evaluate the operating performance of the Company’s investments in real estate on an individual property level.

Fair Value Measurements

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering market participant assumptions in fair value measurements, FASB ASC 820, Fair Value Measurement and Disclosures, establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy):

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

•	Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates and yield curves that are observable at commonly quoted intervals.

•

Level 3 inputs are the unobservable inputs for the asset or liability, which are typically based on an entity’s own assumption, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on input from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The Company will utilize an independent third party to perform the allocation of value analysis for each property acquisition and has established policies, as described above, processes and procedures intended to ensure that the valuation methodologies for investments are fair and consistent as of the measurement date.

Per Share Data

The Company began operations on August 12, 2015, as described above, and therefore, the Company had no operating activities or earnings (loss) per share before August 12, 2015. However, as the Company broke escrow on March 24, 2016 (see Note 10), allowing it to commence material operations and reimburse the Advisor for expenses which it incurred on the Company’s behalf for the period from August 12, 2015 to December 31, 2015, the Company has presented basic and diluted earnings (loss) per share for the period. Basic earnings per share is computed by dividing net income or loss by the weighted average number of shares of the Company’s common stock outstanding during the period. Diluted loss per share is computed based on the weighted average number of shares of the Company’s common stock and all potentially dilutive securities, if any. For the period from August 12, 2015 to December 31, 2015, the Company incurred a loss per share of $15.18.

Recent Accounting Pronouncements

Section 107 of the Jumpstart Our Business Startups Act (the “JOBS”) Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Exchange Act, for complying with new or revised accounting standards applicable to public companies. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have elected to “opt out” of such extended transition period. Therefore, we intend to comply with new or revised accounting standards on the applicable dates on which the adoption of standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of such extended transition period for compliance with new or revised accounting standards is irrevocable.

In April 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-08, Presentation of Financial Statements and Property, Plant, and Equipment (Topics 205 and 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“ASU 2014-08”). The updated guidance revised the definition of a discontinued operation by limiting discontinued operations reporting to disposals of components of an entity that represent a strategic shift that has or will have a major effect on an entity’s operations and financial results when a component of an entity or a group of components of an entity are classified as held for sale or disposed of by sale or by means other than a sale, such as an abandonment. Examples of a strategic shift could include a disposal of a major geographical area, a major line of business, a major equity method investment, or other major parts of an entity. In addition, ASU 2014-08 requires expanded disclosures for discontinued operations so users of the financial statements will be provided with more information about the assets, liabilities, revenues and expenses of discontinued operations. The Company implemented the provisions of ASU 2014-08 as of January 1, 2015.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity should also disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers – Deferral of the Effective Date, which amends ASU 2014-09 to defer the effective date by one year. The new standard is effective for annual reporting periods beginning after December 15, 2017, and interim periods within that reporting period. The Company will implement the provisions of ASU 2014-09 as of January 1, 2018. The Company has not yet determined the impact of the new standard on its current policies for revenue recognition.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU No. 2014-15”), which requires management to evaluate whether there are conditions and events that raise substantial doubt about an entity’s ability to continue as a going concern, and to provide disclosures when it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and for annual periods and interim periods thereafter, with early adoption being permitted. The Company will implement the provisions of ASU 2014-15 as of January 1, 2017, and does not expect the new standard to have a material impact on its consolidated financial statements.

In January 2015, the FASB issued ASU No. 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20), Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items (“ASU 2015-01”). The amendments in ASU No. 2015-01 eliminate from GAAP the concept of extraordinary items. Although the amendment will eliminate the requirements for reporting entities to consider whether an underlying event or transaction is extraordinary, the presentation and disclosure guidance for items that are unusual in nature or occur infrequently will be retained and will be expanded to include items that are both unusual in nature and infrequently occurring. ASU 2015-01 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The Company will implement the provisions of ASU 2015-01 as of January 1, 2016, and does not expect the new standard to have a material impact on its consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, Amendments to the Consolidation Analysis (“ASU 2015-02”), which changes the way reporting enterprises evaluate whether (a) they should consolidate limited partnerships and similar entities, (b) fees paid to a decision maker or service provider are variable interests in a VIE, and (c) variable interests in a VIE held by related parties of the reporting enterprise require the reporting enterprise to consolidate the VIE. ASU 2015-02 also significantly changes how to evaluate voting rights for entities that are not similar to limited partnerships when determining whether the entity is a VIE, which may affect entities for which the decision making rights are conveyed through a contractual arrangement. ASU 2015-02 is effective for annual and interim periods in fiscal years beginning after December 15, 2015. The Company will implement the provisions of ASU 2015-02 as of January 1, 2016. The Company has not yet determined the impact of the new standard on its current policies for consolidation.

In April 2015, the FASB issued ASU No. 2015-03, Interest-Imputation of Interest (“ASU No. 2015-03”), which changes the way reporting enterprises record debt issuance costs. ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct reduction from the carrying amount of that debt liability, consistent with debt discounts. The new standard is effective for annual reporting periods beginning after December 15, 2015. In August 2015, the FASB issued ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements (“ASU No. 2015-15”). ASU 2015-15 supplements the requirements of ASU 2015-03 by allowing an entity to defer and present debt issuance costs related to a line of credit arrangement as an asset and subsequently amortize the deferred costs ratably over the term of the line of credit arrangement. The Company will implement the provisions of ASU 2015-03 and ASU 2015-15 as of January 1, 2016. The Company does not expect the new standards to have a material impact on its consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which changes certain recognition, measurement, presentation, and disclosure requirements for financial instruments. The ASU requires all equity investments, except those accounted for under the equity method of accounting or resulting in consolidation, to be measured at fair value with changes in fair value recognized in net income. The ASU also simplifies the impairment assessment for equity investments without readily determinable fair values, amends the presentation requirements for changes in the fair value of financial liabilities, requires presentation of financial instruments by measurement category and form of financial asset, and eliminates the requirement to disclose the methods and significant assumptions used in estimating the fair value of financial instruments. The ASU is effective for interim and annual periods beginning after December 15, 2017. The Company will implement the provisions of ASU 2016-01 as of January 1, 2018. The Company does not expect the new standard to have a material impact on its consolidated financial statements.

3. Stockholder’s Equity

Common Stock

Under the Company’s articles of incorporation, the total number of shares of common stock, $0.01 par value per share, initially authorized for issuance was 200,000. In connection with the Company’s formation, NexPoint Advisors, L.P., an affiliate of the Company, purchased 11.11 shares of the Company’s common stock for an aggregate purchase price of $100. On October 24, 2014, the Company authorized and sold 22,223 shares of common stock to the Advisor. The Company recorded a capital contribution of $222 and additional paid-in-capital of $199,778 on October 24, 2014. On October 24, 2014, the Company repurchased the 11.11 shares previously held by NexPoint Advisors, L.P. in exchange for $100. On July 7, 2015, the Company filed its Amended and Restated Articles of Incorporation with the State Department of Assessments and Taxation of the State of Maryland (the “Amended and Restated Articles of Incorporation”). Among other things, the Amended and Restated Articles of Incorporation provided for Class A and Class T shares of the Company’s common stock and increased the aggregate number of authorized shares of common stock from 200,000 to 1,000,000,000, 500,000,000 of which are classified as Class A common stock, $0.01 par value per share (the “Class A Shares”), and 500,000,000 of which are classified as Class T common stock, $0.01 par value per share (the “Class T Shares”), and 10,000,000 shares of preferred stock, $0.01 par value per share. Upon filing the Amended and Restated Articles of Incorporation, each share of the Company’s common stock that was issued to the Advisor was converted to one share of the Company’s Class A common stock.

Class A Shares and Class T Shares will be publicly offered in any combination up to the maximum offering amount. The share classes have different selling commissions, and there will be an ongoing distribution fee with respect to the primary offering of Class T Shares. The initial offering price for the shares in the primary Offering is $10.00 per Class A Share and $9.35 per Class T Share. As of the date of these consolidated financial statements, no Class T shares have been issued.

Preferred Stock

Under the Company’s Amended and Restated Articles of Incorporation, the total number of shares of preferred stock authorized for issuance is 10,000,000. As of the date of these consolidated financial statements, no shares of preferred stock have been issued.

Distribution Reinvestment Plan

The Company has adopted the DRIP pursuant to which the Company’s stockholders may elect to purchase shares of common stock with distributions. The Company has the discretion to extend the offering period for the shares being offered pursuant to its prospectus under the DRIP beyond the termination of the Company’s primary Offering until the Company has sold all the shares allocated to the DRIP. The Company also may offer shares under the DRIP pursuant to a new registration statement. The Company reserves the right to reallocate the shares of common stock being offered between the Company’s primary Offering and the DRIP. Any shares issued pursuant to the DRIP are subject to registration and renewal in any state in which such shares are offered and the offering of such shares is not exempt under applicable laws and regulations.

Until the NAV pricing date, the Company will offer shares under the Company’s DRIP at $9.50 per Class A Share and $8.88 per Class T Share, which is 95% of the primary offering price. Thereafter, the Company will offer shares under its DRIP at the per share NAV on the date that the distribution is payable.

No dealer manager fees, selling commissions or distribution fees will be paid with respect to shares purchased pursuant to the DRIP; therefore, the Company will retain all of the proceeds from the reinvestment of distributions.

Share Repurchase Program

In order to provide stockholders with the benefit of some interim liquidity, the Board has adopted a share repurchase program that will enable stockholders to sell their shares back to the Company, subject to the conditions and limitations in the share repurchase program. Neither the Sponsor, the Advisor, the directors nor their respective affiliates will receive a fee on any share repurchases. The terms of the share repurchase program are more flexible in cases involving the death or Qualifying Disability (as determined by the applicable governmental agency), of a stockholder.

Repurchases of shares, when requested, are at the Company’s sole discretion and generally are expected to be made quarterly until the NAV pricing date. Prior to the NAV pricing date, the Company will limit the number of shares repurchased during any calendar year to 5% of the weighted average number of shares of common stock outstanding during the prior calendar year. In addition, funds available for the share repurchase program may not be sufficient to accommodate all requests. Generally, the Company will pay repurchase proceeds, less any applicable tax or other withholding required by law, by the third business day following each quarterly financial filing. The repurchase price per share will be the Company’s then-current per share NAV.

The Board may amend the terms of the share repurchase program without stockholder approval. The Board may also amend, suspend or terminate the share repurchase program upon 30 days’ notice or reject any request for repurchase if it determines that the funds allocated to the share repurchase program are needed for other purposes, such as the acquisition, maintenance or repair of properties, or for use in making a declared distribution.

4. Fair Value Measures and Financial Instruments

From time to time, the Company records certain assets and liabilities at fair value. Real estate assets are recorded at fair value at acquisition and may be stated at fair value if they become impaired in a given period and may be stated at fair value if they are held for sale and the fair value of such assets is below historical cost. Additionally, the Company will record derivative financial instruments at fair value. The Company will also use fair value metrics to evaluate the carrying values of its real estate assets and for the disclosure of certain financial instruments.

Real estate acquisitions

As of December 31, 2015, the Company had not acquired any properties. Upon acquisition of a property, the land, buildings, building improvements, furniture, fixtures and equipment, and intangible lease assets will be recognized based on their estimated fair values using Level 3 inputs. If debt is assumed upon an acquisition, the debt will be recorded based on its estimated fair value using Level 2 inputs.

As discussed in Note 2, fair value measurements at the time of acquisition will be determined by management using available market information and appropriate valuation methodologies available to management. Critical estimates in valuing certain assets and liabilities and the assumptions of what marketplace participants would use in making estimates of fair value include, but are not limited to: future expected cash flows, estimated carrying costs, estimated origination costs, lease up periods and tenant risk attributes, as well as assumptions about the period of time the acquired lease will continue to be used in the Company’s portfolio and discount rates used in these calculations. Management’s estimates of fair value will be based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. Assumptions may not always reflect unanticipated events and changes in circumstances may occur. In making such estimates, management will use a number of sources, including appraisals, third party cost segregation studies or other market data, as well as information obtained in its pre-acquisition due diligence, marketing and leasing activities. Considerable judgment is necessary to interpret market data and estimate fair value. Accordingly, there can be no assurance that the estimates discussed herein, using Level 3 inputs, will be indicative of the amounts the Company could realize on disposition of the real estate assets or other financial instruments it may acquire.

Derivative financial instruments and hedging activities

The Company will be exposed to certain risks arising from both its business operations and economic conditions. The Company will principally manage its exposures to a wide variety of business and operational risks through management of its core business activities. The Company will manage economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company may enter into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments will be used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings.

The Company’s objectives in using interest rate derivatives will be to add stability to interest expense related to mortgage debt and to manage its exposure to interest rate movements. To accomplish this objective, the Company will primarily use interest rate caps related to mortgage debt as part of its interest rate risk management strategy. Interest rate caps involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium. The rate caps will have terms ranging from 3-4 years.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges will be recorded in accumulated other comprehensive income/loss (“OCI”) and subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Amounts reported in OCI related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. The ineffective portion of the change in fair value of the derivatives will be recognized directly in earnings.

Derivatives not designated as hedges are not speculative and are used to manage the Company’s exposure to interest rate movements but do not meet the strict hedge accounting requirements of FASB ASC 815, Derivatives and Hedging. Changes in the fair value of derivatives not designated in hedging relationships will be recorded directly in earnings.

Other financial instruments

Cash and cash equivalents, accounts payable, accrued expenses and other liabilities are carried at amounts that reasonably approximate their fair values because of the short-term nature of these instruments.

5. Related Party Transactions

The Company has entered into the Advisory Agreement with the Advisor and a Dealer Manager Agreement with the Dealer Manager with respect to the Offering. Pursuant to the Advisory Agreement and the Dealer Manager Agreement, the Company is obligated to pay the Advisor and the Dealer Manager specified fees upon the provision of certain services related to the Offering, the investment of funds in real estate and real estate-related investments and the management of the Company’s investments and for other services (including, but not limited to, the disposition of investments). Subject to the limitations described below, the Company is also obligated to reimburse the Advisor and its affiliates for organization and offering costs incurred by the Advisor and its affiliates on behalf of the Company. The Company may be obligated to reimburse the Advisor for acquisition expenses and certain operating expenses incurred on behalf of the Company or incurred in connection with providing services to the Company.

Amounts attributable to the Advisor and its affiliates incurred for the years ended December 31, 2015 and 2014, and for the period from November 12, 2013 (inception) to December 31, 2013 are as follows:

Advisory Agreement

On August 10, 2015, the Company entered into the Advisory Agreement. Pursuant to the Advisory Agreement, the Company will pay the Advisor an asset management fee to manage the day-to-day affairs of the Company. The asset management fee will be calculated on a monthly basis in an amount equal to 1/12th of 0.75% of the average of the aggregate book value of the Company’s gross assets (before reserves for depreciation or other non-cash reserves), including amounts borrowed and additional amounts used for improvements, computed by taking the average of the book value of the Company’s gross assets at the end of each month (or partial month), and is payable monthly in arrears. The Company may also pay the Advisor an acquisition fee equal to 1.0% of the purchase price of each asset acquired, excluding any acquisition expenses.

The Company will reimburse the Advisor and its affiliates for organization and offering expenses incurred on the Company’s behalf in connection with the Offering, but only to the extent the reimbursement would not exceed 1.5% of the gross offering proceeds (see Note 10). Organization and offering expenses (other than selling commissions, the dealer manager fee and the distribution fee) include, but are not limited to: (i) legal, accounting, printing, mailing and filing fees; (ii) charges of our escrow agent; and (iii) due diligence expense reimbursements to participating broker-dealers. For the years ended December 31, 2015 and 2014, and for the period from November 12, 2013 (inception) to December 31, 2013, the Advisor incurred organization and offering costs of $614,331, $893,758, and $127,820, respectively. These costs have not been accrued on our consolidated balance sheets as of December 31, 2015 and 2014.

In addition, the Company will reimburse the Advisor for expenses actually incurred related to selecting, evaluating and acquiring assets on its behalf, regardless of whether the Company actually acquires the related assets. In addition, the Company will also pay third parties, or reimburse the Advisor or its affiliates, for any investment-related expenses due to third parties, including legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finders’ fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs regardless of whether the Company acquires the related assets. The Company expects these expenses will be approximately 0.75% of the purchase price of each asset or real estate-related investment.

The Company will also reimburse the Advisor’s costs of providing administrative services and operating expenses incurred on behalf of the Company, subject to the limitation that the Company will not reimburse the Advisor for any amount by which the Company’s operating expenses at the end of the four preceding fiscal quarters exceeds the greater of (a) 2.0% of average invested assets and (b) 25.0% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period (the “2%/25% Guidelines”). For these purposes, “average invested assets”

means, for any period, the average of the aggregate book value of the Company’s assets invested, directly or indirectly, in equity interests in and loans secured by real estate assets (including amounts invested in REITs and other real estate operating companies) before deducting reserves for depreciation, bad debts or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the period. Additionally, the Company will not make operating expense reimbursements for personnel costs to the Advisor in connection with services for which the Advisor already receives acquisition fees, acquisition expenses or real estate commissions. The Company will not reimburse the Advisor for salaries and benefits paid to the Company’s executive officers. Notwithstanding the foregoing, the Company may reimburse the Advisor for expenses in excess of the 2%/25% Guidelines if a majority of the Company’s independent directors determines that such excess expenses (an “Excess Amount”) are justified based on unusual and non-recurring factors. For the year ended December 31, 2015, total operating expenses of the Company were $337,270, including Board fees of $65,582, audit fees of $105,000, and directors and officers liability insurance of $118,437, which exceeded the 2%/25% Guidelines by $337,270. On March 24, 2016, the Company’s independent directors determined that the Excess Amount of total operating expenses for the year ended December 31, 2015 was justified because (1) the amounts reflect legitimate operating expenses necessary for the operation of the Company’s business, (2) the Company is currently in its acquisition and development stage, (3) the expenses incurred as a result of being a public company (including for audit and legal services, directors and officers liability insurance and Board fees) are significant and disproportionate to the Company’s average invested assets and net income, and (4) the Company’s average invested assets was low due to the fact that the Company did not have any real estate investments as of December 31, 2015. These costs are included in due to affiliates and accounts payable and other accrued liabilities in the accompanying consolidated balance sheet as of December 31, 2015.

The Company will pay the Advisor a disposition fee on the sale of real property, real estate-related assets or the Company’s real estate portfolio, if the Advisor or its affiliates provides a substantial amount of services in connection with a sale, as determined by a majority of the Company’s independent directors. The disposition fee will be equal to 0.5% of the sales price of each real property, real estate-related asset sold, or for the sale of the Company’s real estate portfolio, excluding selling costs. In the event of the sale of the Company, the Company would pay the Advisor or its affiliates a fee of the lesser of 0.5% of the sales price or 50% of the amount of the investment banking fees related to such sale that otherwise would be incurred.

The Advisor (in its capacity as special limited partner of the OP) will receive 15.0% of remaining net sales proceeds after return of capital contributions plus payment to investors of a 6.0% annual cumulative, non-compounded return on the capital contributed by investors (the “Subordinated Participation in Net Sales Proceeds”).

Upon listing of the Company’s shares on a national securities exchange, the Advisor (in its capacity as special limited partner of the OP) will receive 15.0% of the amount by which the sum of the Company’s market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to a 6.0% annual cumulative, non-compounded return to investors (the “Subordinated Incentive Listing Distribution”).

Neither the Advisor nor any of its affiliates can earn both a Subordinated Participation in Net Sales Proceeds and a Subordinated Incentive Listing Distribution, as the case may be.

Upon termination or non-renewal of the Advisory Agreement with or without cause, the Advisor (in its capacity as special limited partner of the OP), will be entitled to receive distributions from the OP equal to 15.0% of the amount, if any, by which (i) the sum of the appraised value of the Company’s assets, plus the total distributions paid to stockholders from the Company’s inception through the termination date of the Advisory Agreement, less any amounts distributable as of the termination date of the Advisory Agreement to the limited partners of the OP, who receive partnership units, exceeds (ii) the aggregate capital contributed by investors, less the portion of any distribution that is attributable to net sales proceeds and by any amounts paid by the Company to repurchase shares, plus an amount equal to an annual 6.0% cumulative, pre-tax, non-compounded return to investors (the “Subordinated Distribution Upon Termination”).

Affiliated Dealer Manager

The Dealer Manager, an entity under common ownership with the Advisor, serves as the dealer manager of the Offering. The Dealer Manager and Advisor are related parties and will receive fees, distributions and other compensation for services related to the Offering and the investment and management of the Company’s assets. The Advisor will receive fees, distributions and other compensation during the offering, acquisition, operational and liquidation stages, and the Dealer Manager will receive fees during the offering stage.

The Company will pay the Dealer Manager selling commissions of up to 7.0% of gross offering proceeds from the sale of Class A Shares and up to 3.0% of gross offering proceeds from the sale of Class T Shares. The Company will not pay selling commissions with respect to shares of any class sold pursuant to the DRIP. The Company will pay a dealer manager fee of up to 3.0% of gross offering proceeds from the sale of Class A Shares and Class T Shares (see Note 10). The Dealer Manager may reallow all or a portion of its dealer manager fees to participating broker-dealers and servicing broker-dealers. The Company will not pay dealer manager fees in connection with purchases of shares made pursuant to the DRIP.

The selling commissions and dealer manager fee may be reduced or waived in connection with certain categories of sales. With respect to Class T Shares that are sold in the Offering, the Company will pay the Dealer Manager a distribution fee that accrues daily in an amount equal to 1/365th of 1.0% of the amount of the purchase price per share or, once reported, the NAV for the Class T shares on a continuous basis from year to year.

The Company will continue paying distribution fees with respect to Class T Shares sold in the Offering until the earlier to occur of the following: (i) a listing of the Class T Shares on a national securities exchange, (ii) following the completion of the Offering, total underwriting compensation in the Offering equaling 10% of the gross proceeds from the primary Offering, or (iii) such Class T Shares no longer being outstanding. The Dealer Manager may reallow all or a portion of the distribution fee to participating broker-dealers and servicing broker dealers. The distribution fee will be payable monthly in arrears. The distribution fee will not be payable with respect to Class T shares issued under the DRIP. The Company will not pay a distribution fee with respect to Class A Shares.

6. Restricted Share Plan

The Company has adopted a restricted share plan to:

•	furnish incentives to individuals and entities chosen to receive restricted shares of the Company’s common stock because they are considered capable of improving the Company’s operations and increasing profits;

•	encourage selected persons to accept or continue employment with the Advisor and its affiliates; and

•	increase the interest of the Company’s employees, officers and directors in the Company’s welfare through their participation in the growth in the value of shares of the Company’s common stock.

The Company’s restricted share plan is administered by the Board. No awards have been granted under the restricted share plan as of December 31, 2015.

The Company’s restricted share plan provides for the automatic grant of 3,000 restricted shares of Class A common stock to each of the Company’s independent directors, without any further action by the Board or the stockholders, upon initial release from escrow of the minimum offering amount as described in the Company’s prospectus. Restricted stock issued to independent directors will vest in equal amounts annually over a four-year period following the first anniversary of the date of grant in increments of 25% per annum. An additional 3,000 restricted shares of the Company’s Class A common stock will be granted to each of the Company’s independent directors upon each reelection to the Board.

7. Distributions

The Company will distribute cash flow from operations on a monthly basis, in amounts determined by the Board. As of December 31, 2015, the Company had not commenced material operations, and the Board had not declared a distribution.

8. Economic Dependency

The Company is dependent on the Advisor and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common stock, asset acquisition and disposition decisions and other general and administrative responsibilities. In the event that the Advisor and the Dealer Manager are unable to provide such services, the Company would be required to find alternative service providers.

9. Commitments and Contingencies

Commitments

In the normal course of business, the Company will enter into various rehabilitation construction-related purchase commitments with parties that provide these goods and services. In the event the Company were to terminate rehabilitation construction services prior to the completion of projects, the Company could potentially be committed to satisfy outstanding or uncompleted purchase orders with such parties. As of December 31, 2015, the Company had not entered into any commitments with any parties.

Contingencies

In the normal course of business, the Company may become subject to claims, lawsuits and legal proceedings. While it is not possible to ascertain the ultimate outcome of any such matters, management believes that the aggregate amount of such liabilities, if any, in excess of amounts provided or covered by insurance, will not have a material adverse effect on the balance sheet of the Company. The Company is not involved in any material litigation nor, to management’s knowledge, is any material litigation currently threatened against the Company.

10. Subsequent Events

Status of Our Offering

As of March 25, 2016, we had sold approximately 217,391 shares of Class A common stock in our initial public offering for gross proceeds of $2.0 million, or $9.20 per share, reflecting the fact that selling commissions and dealer manager fees were not paid in connection with the sale. On March 24, 2016, we released $2.0 million that was held in escrow, thus satisfying the Minimum Offering Requirement to break escrow and allow us to commence material operations.

Issuance of Restricted Stock to Our Independent Directors

Pursuant to our restricted share plan, upon the initial release from escrow of $2.0 million, each of our two independent directors, John Pons and D. Kirk McAllaster, Jr., received a grant of 3,000 restricted shares of Class A common stock. The shares of restricted Class A common stock vest in equal amounts annually over a four-year period following the first anniversary of the date of grant in increments of 25% per annum.

Amendment to Escrow Agreement

On January 20, 2016, upon unanimous approval of the Board, including its independent directors, the Company amended the escrow agreement with the Dealer Manager and UMB Bank, N.A., as escrow agent (the

“Escrow Agent”), which reduced the Minimum Offering Requirement from $10.0 million to $2.0 million in gross offering proceeds prior to the release to us by the Escrow Agent. The proceeds from residents of the State of Pennsylvania and the State of Washington will remain in the escrow account until total subscriptions (including amounts previously disbursed to us and the amounts then held in the escrow account) equal or exceed $50 million and $20 million, respectively.

Amendment to Dealer Manager Agreement

On March 23, 2016, upon unanimous approval of the Board, including its independent directors, the Company amended the Dealer Manager Agreement with the Dealer Manager which reduced dealer manager fees on Class A and Class T common shares from 3.0% to 1.0% and reduced the reimbursement to our Advisor of organization and offering expenses from 1.5% to 1.0% of gross offering proceeds.

Updated Form of Subscription Agreement and Addition of Form of Multiproduct Subscription Agreement

Attached hereto is the Company’s updated form of subscription agreement that replaces the form of subscription agreement attached to the prospectus as Appendix B and a new form of multiproduct subscription agreement.

NexPoint Multifamily Capital Trust, Inc.	SUBSCRIPTION AGREEMENT

INSTRUCTIONS TO INVESTORS & SUBSCRIPTION AGREEMENT

Please read carefully the Prospectus, as amended and supplemented, relating to the sale of shares of common stock (the ‘‘Shares’’) in NexPoint Multifamily Capital Trust, Inc. (sometimes referred to herein as the ‘‘Company’’) and all Exhibits thereto (the ‘‘Registration Statement’’) before deciding to subscribe. This Offering is limited to investors who certify that they meet all of the qualifications set forth in the Prospectus (each, an ‘‘Investor’’). If you meet these qualifications and desire to purchase our common stock, then please complete, execute and deliver the entire Subscription Agreement (as completed and signed) to the address provided below.

AN INVESTMENT CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL APPLICABLE PROSPECTUS. IF AN INVESTOR’S SUBSCRIPTION IS ACCEPTED, THE COMPANY WILL SEND THE INVESTOR CONFIRMATION OF THEIR PURCHASE AFTER THEY HAVE BEEN ADMITTED AS AN INVESTOR.

You should examine this type of investment in the context of your own needs, investment objectives and financial capabilities and should make your own independent investigation and decision as to the risk and potential gain involved. Also, you are encouraged to consult with your own attorney, accountant, financial consultant or other business or tax advisor regarding the risks and merits of the proposed investment.

Generally, you must initially invest at least $2,500 in the Shares of a Company to participate in the Company’s offering. In order to satisfy this minimum purchase requirement, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $100. You should note that an investment in our Shares will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code (the “Code”). If you have satisfied the minimum purchase requirement, any additional purchase must be in increments of $500. The investment minimum for subsequent purchases does not apply to shares purchased pursuant to a distribution reinvestment plan.

You should make your check payable to “UMB Bank, N.A., as agent for NexPoint Multifamily Capital Trust, Inc.” except that Pennsylvania and Washington investors should follow the instructions in the prospectus under the sections titled “Plan of Distribution – Subscription Procedures,” “Plan of Distribution – Special Notice to Pennsylvania Investors” and “Plan of Distribution – Special Notice to Washington Investors.”

The subscription agreement and all other paperwork, together with a check for the full purchase price, should be delivered by your Broker- Dealer or Registered Investment Advisor, as applicable, to the UMB Bank address below.

By Wire Transfer UMB Bank, N.A., ABA Routing #101000695 NexPoint Multifamily Capital Trust, Inc., Account #9872232305 Beneficial Owner(s) (include in memo field)	By Mail UMB Bank, N.A., as agent for NexPoint Multifamily Capital Trust, Inc., c/o DST Systems, Inc. (844) 485-9167
Custodial Accounts Forward Subscription Agreement to the Custodian	Regular Mail P.O. Box 219630 Kansas City, MO 64121-9630	Express Mail 430 W. 7th Street Kansas City, MO 64105

NexPoint Multifamily Capital Trust, Inc.	SUBSCRIPTION AGREEMENT

Money Orders, Traveler’s Checks, Starter Checks, Foreign Checks, Counter Checks, Third-Party Checks or Cash are not accepted.

Upon receipt of a signed Subscription Agreement, verification of your investment qualifications, and acceptance of your subscription by the Company (which reserves the right to accept or reject a subscription for any reason whatsoever), the Company will execute the Subscription Agreement and notify you of the receipt and acceptance of your subscription. In no event may a subscription for Shares be accepted until at least five (5) business days after the date the subscriber receives the final prospectus. The Company may accept or reject any subscription in whole or in part for a period of fifteen (15) days after receipt of the Subscription Agreement and any other subscription documents requested by the Company, verification of your investment qualifications and payment in full. Any subscription not accepted within fifteen (15) days of receipt will be deemed rejected. If rejected, all funds will be returned to subscribers without deduction for any expenses within ten business days from the date the subscription is rejected.

Important Note: In all cases, the person or entity actually making the investment decision to purchase common stock should complete and sign the Subscription Agreement. For example, if the investor purchasing common stock is a retirement plan for which investments are directed or made by a third party trustee, then that third party trustee must complete the Subscription Agreement rather than the beneficiaries under the retirement plan. This also applies to trusts, custodial accounts and similar arrangements. You must list your principal place of residence rather than your office or other address on the signature page to the Subscription Agreement so that the Company can evaluate compliance with appropriate securities laws. If you wish for correspondence to be sent to an address other than your principal residence, please provide such mailing address in “Item 3.— Investor Information.”

NexPoint Multifamily Capital Trust, Inc.	SUBSCRIPTION AGREEMENT

1. INVESTMENT INFORMATION

Amount of Subscription: $                                                                        (minimum initial investment of $2,500)

Please consult with your financial representative and check one of the following options pertaining to the class of shares you intend to purchase. The Prospectus contains additional information regarding the share classes, including the different fees which are payable with respect to each class.

☐ Class A Shares	☐ Class T Shares

Payment Method:	Check (as applicable):
☐ Check Enclosed	☐ Initial Investment
☐ Subscription amount wired	☐ Additional Purchase (minimum $500)
☐ Check/funding being sent by other third party	☐ Advisory*/Registered Investment Adviser/Other Net of Commissions Purchase**

Money Orders, Traveler’s Checks, Starter Checks, Foreign Checks, Counter Checks, Third-Party Checks or Cash are not accepted.

Volume discounts are available. Please refer to the prospectus for more information and consult your financial advisor.

2. FORM OF OWNERSHIP

Non-Custodial Ownership

☐ Individual (one signature required) ☐ Joint Tenants with Right of Survivorship (all parties must sign)	☐ Corporation or Partnership (include Corporate Resolution or Partnership Agreement, as applicable; authorized signature required)
☐ Community Property (all parties must sign)	☐ Other (include title and signature pages) For Individual Ownership or JTWROS Only:

☐ Tenants in Common (all parties must sign)
☐ Uniform Gift/Transfer to Minors (UGMA/UTMA) Under the UGMA/UTMA of the State of	Transfer Upon Death: Visit www.nexpointcapital.com/investor-relations or www.nmcreit.com/investor-relations to complete the Transfer On Death Beneficiary Agreement.
☐ Qualified Pension or Profit Sharing Plan (include Plan Documents)

State laws can vary with respect to Transfer on Death registration. You should consult your own legal, tax and business advisers before electing to register your investment in the Transfer on Death Beneficiary Agreement.

☐ Trust (include title and signature pages of Trust Documents)

Custodial Arrangement (owner and custodian signature required)

Third Party Administered Custodial Plan (new IRA accounts will require an additional application)

☐ TRADITIONAL IRA	☐ ROTH IRA	☐ ROLLOVER IRA	☐ SIMPLIFIED EMPLOYEE PENSION/TRUST (S.E.P.)

☐ KEOGH	☐ OTHER

Name(s) of Custodian(s)	Tax ID Number

Custodian Acct. Number	Date Account Established

Year to Which Subscription Applicable	Phone Number

Name(s) of Beneficial Owner(s)/Beneficiary(ies)

Street Address

City	State	Zip

* Not all broker-dealers are eligible for advisory business – please confirm with the dealer manager.

** By a registered representative on his/her own behalf.

NexPoint Multifamily Capital Trust, Inc.	SUBSCRIPTION AGREEMENT

3. INVESTOR INFORMATION

Individual/Beneficial Owner (print name and address exactly as they are to be registered on the account)

Name of Investor/Beneficial Owner

Social Security or Tax ID Number	Date of Birth	E-mail Address

Street Address (You must include a permanent street address even if your mailing address is a P.O. Box)

City	State	Zip

Daytime Phone Number	Evening Phone Number

Optional Mailing Address

City	State	Zip

Joint Owner (print name and address exactly as they are to be registered on the account)

Name of Co-Investor or Co-Trustee (if applicable)

Social Security or Tax ID Number	Date of Birth	E-mail Address

Street Address

City	State	Zip

Daytime Phone Number	Evening Phone Number

Optional Mailing Address

City	State	Zip

FOR INDIVIDUAL/BENEFICIAL OWNER & JOINT OWNER:

CITIZENSHIP: Select one.	☐ U.S. citizen	☐ U.S. citizen residing outside the U.S.	☐ Resident alien	☐ Non resident*
		(Country: )	(Country: )
Select one. Backup Withholding: Subject to backup withholding? Yes ☐ No ☐

* If non-resident alien, investor must submit the appropriate W-8 form (W-8BEN, W-8ECL or W-8IMY) in order to make an investment. (If a foreign national who is, in fact, a U.S. taxpayer, complete W-9 form in Section 6.)

NexPoint Multifamily Capital Trust, Inc.	SUBSCRIPTION AGREEMENT

3. INVESTOR INFORMATION (CONTINUED)

Trust Arrangement (print name and address exactly as they are to be registered on the account)

Name of Trust	Tax ID Number

Name(s) of Trustee(s)

Date Trust Established	Phone Number

Name(s) of Beneficial Owner(s)/Beneficiary(ies)

Street Address

City	State	Zip

Date of Birth

Corporation/Partnership/Other (print name and address exactly as they are to be registered on the account)

Entity Name	Tax ID Number

Entity Type (If Corporation, indicate “C” or “S” Corp)	Date of Entity Formation

Phone Number

Street Address

City	State	Zip

Name(s) of Officer(s), General Partner or Authorized Person(s)

FOR TRUST ARRANGEMENT & CORPORATION /PARTNERSHIP /OTHER:

Jurisdiction of Formation

Select one.	Backup Withholding: Subject to backup withholding?	☐ Yes ☐ No

NexPoint Multifamily Capital Trust, Inc.	SUBSCRIPTION AGREEMENT

4. DISTRIBUTIONS

I hereby subscribe for Shares of the Company and elect the distribution option indicated below:

(If you do not complete this section, distributions will be paid to the registered owner at the address in Section 3. IRA accounts may not direct distributions without the custodian’s approval)

☐	I choose to participate in the Company’s Distribution Reinvestment Plan.*

☐	I choose to participate in the DRP described in the prospectus. % DRP % Cash (must equal 100%)

☐	I choose to have distributions deposited in a checking, savings or brokerage account.

☐	I choose to have distributions mailed to me at the address listed in Section 3.

☐	I choose to have distributions mailed to my custodial account listed in section 2.

* Each investor that elects to have his or her distributions reinvested in the Company’s Distribution Reinvestment Plan agrees to promptly notify the Company and the broker-dealer named in this Subscription Agreement in writing at any time there is a material change in his or her financial condition, including failure to meet the minimum income and net worth standards as imposed by the state in which he or she resides.

I authorize the Company or its agent to deposit my distribution to the account indicated below. This authority will remain in force until I notify the Company in writing to cancel it. In the event that the Company deposits funds erroneously into my account, the Company is authorized to debit my account for the amount of the erroneous deposit. I also hereby acknowledge that funds and/or Shares in my account may be subject to applicable abandoned property, escheat or similar laws and may be transferred to the appropriate governmental authority in accordance with such laws, including as a result of account inactivity for the period of time specified in such laws or otherwise. None of the Company, its affiliates, its agents or any other person shall be liable for any property delivered in good faith to a governmental authority pursuant to applicable abandoned property, escheat or similar laws. I acknowledge that distributions may be funded from offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to the Company for investment. Any capital returned to stockholders through distributions will be distributed after payment of fees and expenses.

Name of Financial Institution

Name on Bank Account*	Your Account Number

Your Bank’s ABA Routing Number	Account Type	☐ Checking	☐ Savings	☐ Brokerage

Mailing Address

City	State	Zip

* For Electronic Funds Transfers, the signatures of the bank account owner(s) must appear exactly as they appear on the bank registration. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.

Signature of Individual/Trustee/Beneficial Owner	Signature of Co-Investor/Trustee

NexPoint Multifamily Capital Trust, Inc.	SUBSCRIPTION AGREEMENT

5. ELECTRONIC DELIVERY FORM (OPTIONAL)

Electonic Delivery of stockholder communication is available and if you would prefer to receive such communications and statements electronically, please affirmatively elect to do so by checking the offering for which you elect to receive the electronic delivery of stockholder communications and statement notifications, and signing below where indicated.

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) e-mail stockholder communications to you directly or (ii) make them available on each offering’s respective website and notify you by e-mail when such documents are available and how to access the documents.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

Sign below if you consent to the electronic delivery of documents including annual reports, proxy materials, and other documents that may be required to be delivered under federal or state securities laws as well as account-specific information such as quarterly account statements or tax information. Your consent will be effective until you revoke it. In addition, by consenting to electronic access, you will be responsible for your customary Internet Service Provider charges in connection with access to these materials. Providing an e-mail address in the section below is required. Please carefully read the following representations before consenting to receive documents electronically. By signing below and consenting to receive documents electronically, you represent the following:

(a) I acknowledge that access to both internet e-mail and the World Wide Web is required in order to access documents electronically. I may receive by e-mail notification the availability of a document in electronic format. The notification e-mail will contain a web address (or hyperlink) where the document can be found. By entering this address into my web browser, I can view, download and print the document from my computer. I acknowledge that there may be costs associated with the electronic access, such as usage charges from my internet provider and telephone provider, and that these costs are my responsibility; (b) I acknowledge that documents distributed electronically may be provided in Adobe’s Portable Document Format (PDF) . The Acrobat Reader® software is required to view documents in PDF format. The Reader software is available free of charge from Adobe’s website at www.adobe.com. The Reader software must be correctly installed on my system before I will be able to view documents in PDF format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications; (c) I acknowledge that I may receive, at no cost from the Company, a paper copy of any documents delivered electronically by calling a representative of the Company at 844-487-9167; (d) I acknowledge that if the e-mail notification is returned to the Company as “undeliverable,” a letter will be mailed to me with instructions on how to update my e-mail address to begin receiving communication via electronic delivery. I further understand that if the Company is unable to obtain a valid e-mail address for me, the Company will resume sending a paper copy of its filings by U.S. mail to my address of record; and (e) I acknowledge that my consent may be updated or cancelled, including any updates in e-mail address to which documents are delivered, at any time by calling a representative of the Company at 844-487-9167.

Owner Signature	Date

Co-Owner Signature (If applicable)	Date

Joint Accounts: If your Social Security number is the primary number on a joint account and you opt-in to electronic delivery, each consenting stockholder must have access to the e-mail account provided.

My e-mail address is
Your e-mail address will be held in confidence and used only for matters relating to your investments

NexPoint Multifamily Capital Trust, Inc.	SUBSCRIPTION AGREEMENT

6. SUBSCRIBER SIGNATURES / SUBSTITUTE IRS FORM W-9 CERTIFICATION

In order to induce the Company to accept this subscription, I hereby represent and warrant as follows:

(A power of attorney may not be granted to any person to make such representations on behalf of investor(s). Only fiduciaries such as trustees, guardians, conservators, custodians and personal representatives may make such representations on behalf of an Investor.

Investors must initial each representation.

	Investor	Co-Investor

1. I (we) have received the final prospectus, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of the Company.

2.     Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and had during the last year or will have in the current year gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

3.     I am (we are) purchasing the Shares for my (our) own account, or if I am (we are) purchasing Shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

4. I (we) acknowledge that the shares are not liquid.

5.     I acknowledge that I will not be admitted as a stockholder until my investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA Patriot Act and payment of the full purchase price of the shares.

6.     I acknowledge that distributions may be funded from offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to NexPoint Multifamily Capital Trust, Inc. for investment. Any capital returned to stockholders through distributions will be distributed after payment of fees and expenses.

Investors must initial any representation specific to the state of domicile.

7.     California residents: I (we) either: (i) have a minimum net worth of at least $250,000, or (ii) a gross annual income of at least $70,000 and a minimum net worth of at least $120,000. In addition, my (our) investment in the Company does not exceed 10% of my (our) net worth excluding homes, furnishings and automobiles.

8.     Iowa residents: Excluding home, furnishings and automobiles, I (we) either (i) have a minimum net worth of $300,000 or (ii) a minimum annual income of $70,000 and a minimum net worth of $100,000. In addition, my (our) investment in this program, does not exceed 10% of my (our) “liquid net worth” (as defined in the prospectus for Iowa investors).

9.     Kansas and Maine residents: I (we) acknowledge that the Kansas and Maine securities regulators recommend that I (we) should not invest, in the aggregate, more than 10% of my (our) “liquid net worth” (as defined in the prospectus for Kansas and Maine investors) in the Company and similar direct participation investments.

10. Massachusetts residents: My (our) investment in the Company and other illiquid direct participation programs does not exceed 10% of my (our) liquid net worth.

11. Missouri residents: My (our) investment in this offering of the Company does not exceed 10% of my (our) liquid net worth.

12. Nebraska residents: My (our) investment in the Company and in the securities of other direct participation programs is not more than 10% of my (our) net worth.

NexPoint Multifamily Capital Trust, Inc.	SUBSCRIPTION AGREEMENT

6. SUBSCRIBER SIGNATURES / SUBSTITUTE IRS FORM W-9 CERTIFICATION (CONTINUED)

Investors must initial any representation specific to the state of domicile.

	Investor	Co-Investor

13.   New Jersey residents: Excluding home, home furnishings and automobiles, I (we) either (i) have a minimum liquid net worth (as defined in the prospectus for New Jersey investors) of at least $100,000 and a minimum annual gross income of not less than $85,000 or (ii) have a minimum liquid net worth of at least $350,000. In addition, my (our) investment in the Company, shares of its affiliates and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) does not exceed 10% of my (our) liquid net worth.

14.   New Mexico and Ohio residents: My (our) investment in the Company, shares of its affiliates and in other non-traded real estate investment programs, does not exceed 10% of my (our) “liquid net worth” (as defined in the prospectus for New Mexico and Ohio investors).

15. North Dakota residents: My (our) liquid net worth is at least 10 times my (our) investment in the Company.

16. Oregon residents: My (our) investment in the Company and its affiliates does not exceed 10% of my (our) liquid net worth.

17.   Vermont residents: If I (we) am (are) an accredited investor(s), as defined in 17 C.F.R. § 230.501, I (we) may invest freely in this offering. If I (we) am (are) a non-accredited investor(s), I (we) may not purchase an amount in this offering that exceeds 10% of my (our) liquid net worth (as defined in the prospectus for Vermont investors).

NexPoint Multifamily Capital Trust, Inc.	SUBSCRIPTION AGREEMENT

6. SUBSCRIBER SIGNATURES / SUBSTITUTE IRS FORM W-9 CERTIFICATION (CONTINUED)

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), that the investor is a U.S. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the IRS that the investor is subject to backup withholding as a result of failure to report all interests or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding. If a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is no provided within 60 days, such withheld amounts will be over to the IRS.

Exempt TIN. Check here if investor is an exempt payee.  ☐

Under penalties of perjury, I certify that:

1.	The number shown on this form is my correct taxpayer identification number and
2.	I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
3.	I am a U.S. citizen or other U.S. person (including a U.S. resident alien).

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report interest and dividends on your tax return.

The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

By signing below, you also acknowledge that you do not expect to be able to sell your Shares regardless of how the Companies perform. If you are able to sell your Shares, you will likely receive less than your purchase price. The Companies do not intend to list their Shares on any securities exchange during the offering periods, and they do not expect a secondary market in their Shares to develop. The Companies intend to implement a share repurchase program, but only a limited number of Shares will be eligible for repurchase by the Companies. Accordingly, you should consider that you may not have access to the money you invest for at least five years, or until the Companies complete a liquidity event, which may not occur until five years following the completion of its offering. There is no assurance that the Companies will complete a liquidity event within such timeframe or at all. As a result of the foregoing, an investment in the Shares is not suitable if you require short-term liquidity. In addition, you acknowledge that distributions may be funded from an unlimited amount of offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to the Companies for investment. Any capital returned to stockholders through distributions will be distributed after payment of fees and expenses. You also acknowledge that the Companies may suspend or terminate their share repurchase programs at any time and Shares repurchased in the share repurchase programs will be repurchased at a price below the offering price in effect on the date of repurchase.

Signature of Investor	Print Name	Date

Signature of Joint Owner, if applicable	Print Name	Date

You should not invest in NexPoint Multifamily Capital Trust, Inc. unless you have read and understood this agreement and the applicable prospectus referred to above and understand the risks associated with an investment in NexPoint Multifamily Capital Trust, Inc. In deciding to invest in NexPoint Multifamily Capital Trust, Inc., you should rely only on the information contained in the applicable prospectus, and not on any other information or representations from any other person or source. NexPoint Multifamily Capital Trust, Inc. and each person selling Shares of NexPoint Multifamily Capital Trust, Inc. shall be responsible for making every reasonable effort to determine that such purchase of Shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor’s financial situation and investment objectives.

The Companies are required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. The Companies may also ask to see other identifying documents. If you do not provide the information, the Companies may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. You further agree that the Companies may discuss your personal information and your investment in their Shares at any time with your then current financial advisor. If the Companies are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if the Companies believe it has identified potentially criminal or other illegal activity, the Companies reserve the right to take action as they deem appropriate which may include closing your account.

NexPoint Multifamily Capital Trust, Inc.	SUBSCRIPTION AGREEMENT

7. FINANCIAL ADVISOR INFORMATION & SIGNATURES

The broker, financial advisor or other investor representative (each an ‘‘Investor Representative’’) signing below hereby warrants that it is duly licensed and may lawfully sell Shares in the state designated as the Investor’s legal residence or is exempt from such licensing.

Name of Participating Broker-Dealer or Financial Institution
☐ Check if recently employed by new Broker-Dealer or Financial Institution

Name of Broker/Financial Advisor/Other Investor Representative

Rep/Advisor Number	Branch Number

Mailing Address
☐ Check if recently employed by new Broker-Dealer or Financial Institution

City	State	Zip

E-mail

Phone Number	Fax Number

The undersigned confirms by its signature that it (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has verified that the form of ownership selected is accurate and, if other than individual ownership, has verified that the individual executing on behalf of the investor is properly authorized and identified; (iii) has discussed such investor’s prospective purchase of Shares with such investor; (iv) has advised such investor of all pertinent facts with regard to the fundamental risks of the investment, including lack of liquidity and marketability of the Shares; (v) has delivered a current prospectus and related amendments and supplements, if any, to such investor; (vi) no sale of Shares shall be completed until at least five (5) business days after the date the investor receives a copy of the prospectus, as amended or supplemented through the date hereof; (vii) has reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; and (viii) has reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that the undersigned will obtain and retain records relating to such investor’s suitability for a period of six years, that such investor meets the suitability standards applicable to such investor set forth in the prospectus (as amended or supplemented as of the date hereof ), and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto and that such investor has an understanding of the fundamental risks of the investment, the background and qualifications of the persons managing the Companies and the tax consequences of purchasing and owning Shares. The above-identified entity, acting in its capacity as agent, broker, financial advisor or other investor representative, has performed functions required by federal and state securities laws and, as applicable, FINRA rules and regulations, including, but not limited to Know Your Customer, Suitability and PATRIOT Act (AML, Customer Identification) as required by its relationship with the investor(s) identified in this document.

I understand this Subscription Agreement is for the offering of NexPoint Multifamily Capital Trust, Inc.

Name of Broker / Financial Advisor / Other Investor Representative	Signature of Broker / Financial Advisor Other Investor Representative	Date

Name of Registered Supervisory Principal	Signature of Registered Supervisory Principal	Date

☐ I am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor.

NexPoint Multifamily Capital Trust, Inc.	SUBSCRIPTION AGREEMENT

8. INVESTOR INSTRUCTIONS

Please read carefully the Prospectus, as amended and supplemented, relating to the sale of shares of common stock (the ‘‘Shares’’) in NexPoint Multifamily Capital Trust, Inc. (sometimes referred to herein as the ‘‘Company’’) and all Exhibits thereto (the ‘‘Registration Statement’’) before deciding to subscribe. This Offering is limited to investors who certify that they meet all of the qualifications set forth in the Prospectus (each, an ‘‘Investor’’). If you meet these qualifications and desire to purchase our common stock, then please complete, execute and deliver the entire Subscription Agreement (as completed and signed) to the address provided below.

You should examine this type of investment in the context of your own needs, investment objectives and financial capabilities and should make your own independent investigation and decision as to the risk and potential gain involved. Also, you are encouraged to consult with your own attorney, accountant, financial consultant or other business or tax advisor regarding the risks and merits of the proposed investment.

Generally, you must initially invest at least $2,500 in our shares to be eligible to participate in this offering. In order to satisfy this minimum purchase requirement, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $100. You should note that an investment in our shares will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Code. If you have satisfied the minimum purchase requirement, any additional purchase must be in increments of $500. The investment minimum for subsequent purchases does not apply to shares purchased pursuant to a distribution reinvestment plan.

You should make your check payable to “UMB Bank, N.A., as agent for NexPoint Multifamily Capital Trust, Inc.” except that Pennsylvania and Washington investors should follow the instructions in the Prospectus under the sections titled “Plan of Distribution – Subscription Procedures,” “Plan of Distribution – Special Notice to Pennsylvania Investors” and “Plan of Distribution – Special Notice to Washington Investors.”

The subscription agreement, together with a check for the full purchase price, should be delivered by your Broker-Dealer or Registered Investment Advisor, as applicable, to the UMB Bank address below.

Regular Mail:	Express Mail:	Subscription Agreements may be faxed to:	Payment may be wired to:
UMB Bank, N.A., as escrow agent for NexPoint Multifamily Capital Trust, Inc. c/o DST Systems, Inc. [Address] [Address] Toll Free: [Number]	UMB Bank, N.A., as escrow agent for NexPoint Multifamily Capital Trust, Inc. c/o DST Systems, Inc. [Address] [Address] Toll Free: [Number]	[Fax Number]	UMB Bank, N.A. [Wire Instructions] [Wire Instructions] [Wire Instructions] [Wire Instructions]

NexPoint Multifamily Capital Trust, Inc.	SUBSCRIPTION AGREEMENT

APPENDIX A TO SUBSCRIPTION AGREEMENT

NOTICE TO SHAREHOLDER OF ISSUANCE OF

UNCERTIFICATED SHARES OF COMMON STOCK

To: Shareholder

From: NexPoint Multifamily Capital Trust, Inc.

Shares of Common Stock, $0.01 par value per share

NexPoint Multifamily Capital Trust, Inc., a Maryland corporation (the ‘‘Corporation’’), is issuing to you, subject to acceptance by the Corporation, the number of shares of its common stock (the ‘‘Shares’’) that correspond to the dollar amount of your subscription as set forth in your subscription agreement with the Corporation. The Shares do not have physical certificates. Instead, the Shares are recorded on the books and records of the Corporation, and this notice is given to you about certain information relating to the Shares. All capitalized terms not defined herein have the meanings set forth in the Corporation’s Articles of Incorporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Shares of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

The Corporation has the authority to issue Shares of stock of more than one class. Upon the request of any shareholder, and without charge, the Corporation will furnish a full statement of the information with respect to certain restrictions on ownership and transferability, the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption of the Shares of each class of stock that the Corporation has authority to issue, the differences in the relative rights and preferences between the Shares of each series to the extent set, and the authority of the Board of Directors to set such rights and preferences of subsequent series. Such requests must be made to the Secretary of the Corporation at its principal office.

NEX-SUB-01/15

SUBSCRIPTION AGREEMENT

NOT FOR USE IN ALABAMA, ARKANSAS, KENTUCKY, MARYLAND, PENNSYLVANIA, SOUTH CAROLINA OR TENNESSEE

INSTRUCTIONS TO INVESTORS AND SUBSCRIPTION AGREEMENT

Any person(s) desiring to subscribe for shares of common stock (the “Shares”) in NexPoint Capital, Inc. and/or NexPoint Multifamily Capital Trust, Inc. (individually a “Company,” together the “Companies”) should carefully read and review the applicable prospectus, as supplemented to date, and if he/she/they desire(s) to subscribe for Shares, complete the subscription agreement/signature page that follows these instructions. Follow the appropriate instructions listed below for the indicated section. Please print in ballpoint pen or type the information.

AN INVESTMENT CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL APPLICABLE PROSPECTUS. IF AN INVESTOR’S SUBSCRIPTION IS ACCEPTED, THE COMPANY WILL SEND THE INVESTOR CONFIRMATION OF THEIR PURCHASE AFTER THEY HAVE BEEN ADMITTED AS AN INVESTOR.

1. INVESTMENT INFORMATION	NEXPOINT CAPITAL, INC.	NEXPOINT MULTIFAMILY CAPITAL TRUST, INC.

Generally, you must initially invest at least $2,500 in the Shares of a Company to participate in the Company’s offering. In order to satisfy this minimum purchase requirement, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $100. You should note that an investment in our Shares will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code (the “Code”). If you have satisfied the minimum purchase requirement, any additional purchase must be in increments of $500. The investment minimum for subsequent purchases does not apply to shares purchased pursuant to a distribution reinvestment plan.

2. FORM OF OWNERSHIP	For Non-Custodial ownership accounts, please mail the complete and executed subscription agreement/signature page and make payment per the instructions below on page 3:
FOR CUSTODIAL OWNERSHIP ACCOUNTS, THE SUBSCRIPTION AGREEMENT/SIGNATURE PAGE MUST BE COMPLETED, EXECUTED AND SENT TO THE CUSTODIAN.

Check the appropriate box to indicate the type of entity that is subscribing.

Enter the exact name of the custodian or trustee, mailing address and business phone. If this is an additional purchase by a qualified plan or non-qualified custodial account, please use the same exact plan name as the previous investment.

The custodian must complete this box by entering its custodian Tax ID number (for tax purposes), the custodian account number, the date the account was established, the year to which this subscription is applicable and the name of custodian or other administrator.

3. INVESTOR INFORMATION

For non-custodial ownership accounts, enter the exact name in which the Shares are to be held. For multiple investors, enter the names of all investors. For custodial ownership accounts, enter “FBO” followed by the name of the investor.

Enter the mailing address, city, state, zip code, home telephone, business telephone and email address of the investor. Enter the date of birth of the investor (required) and joint investor, if applicable, or date of incorporation. Enter the social security number (SSN) of the investor (required) and joint investor, if applicable. The investor is certifying that the number is correct. For custodial accounts, enter the investor’s social security number (for identification purposes). Enter Tax ID number, if applicable. Enter the investor’s and joint investor’s, if applicable, street address if it is different from the mailing address or if the mailing address is a P.O. box.

Check the appropriate box. If the investor(s) is/are a non-resident alien(s), he/she/they must apply to the Internal Revenue Service for an identification number via Form SS-4 for an individual or SS-5 for a corporation, and the number to the applicable Company as soon as it is available. If a non-resident alien, the investor(s) must submit an original supply of the appropriate W-8 Form (W-8BEN, W-8ECI, W-8 EXP OR W-8IMY) in order to make an investment.

SUBSCRIPTION AGREEMENT

INSTRUCTIONS TO INVESTORS AND SUBSCRIPTION AGREEMENT continued

4. DISTRIBUTIONS

Check the appropriate box to have the distributions mailed to the address of record, the address that is located in Section 3. Check the appropriate box to participate in the Distribution Reinvestment Plan (the “DRP”). If you are reinvesting pursuant to the DRP, you may elect to reinvest all or a portion of your cash distribution, by indicating the percentage desired in cash and the percentage desired to be reinvested (percentages must add up to 100%). If the investor(s) prefer(s) direct deposit of cash distributions, complete the required information at the bottom of page 3. For Automated Clearing House (“ACH”), indicate whether it is a checking or savings account, and enter the name of the institution/individual, mailing address, ABA number and account number. A voided check must be enclosed if it is a checking account. If it is a savings account, please obtain written verification of the routing and account numbers from the bank.

If you participate in the DRP we request that you notify the applicable Company and your broker-dealer in writing at any time there is a material change in your financial condition, including failure to meet the minimum income and net worth standards as imposed by the state in which you reside.

5. INVESTOR(S) ACKNOWLEDGE- MENTS AND SIGNATURES

5A. If subscribing to NexPoint Capital, Inc., acknowledgements 1-8 must be initialed and the acknowledgement for the subscriber’s state of residence must be initialed.

5B. If subscribing to NexPoint Multifamily Capital Trust, Inc., acknowledgements 1-6 must be initialed and the acknowledgement for the subscriber’s state of residence must be initialed.

5C. If the subscriber desires to receive electronic communications in lieu of hardcopy communications, sign and date page 7 of the attached subscription agreement and provide a valid e-mail address.

5D. All investors and, if applicable, the trustee or custodian, must sign and date page 8 of the attached subscription agreement. Page 8 must be signed and guaranteed by the custodian(s) if investing through an IRA, Keogh or qualified plan.

6. FINANCIAL ADVISOR INFORMATION

This Section is to be completed by the Registered Representative or Registered Investment Advisor (”RIA”). If there is more than one Registered Representative or RIA, all Registered Representatives and RIAs must complete Section 6.

7. FINANCIAL ADVISOR SIGNATURES	All Registered Representatives, RIAs, Broker-Dealers, and Clearing Firms/Platforms, if applicable, must sign and date in this section.

SUBSCRIPTION AGREEMENT

NOTICE TO STOCKHOLDERS

The Shares of the applicable Company are subject to restrictions on transfer. In addition, the applicable Company has the authority to issue Shares of more than one class. Upon the request of any stockholder, and without charge, the applicable Company will furnish a full statement of the information required by Section 2-211 of the Maryland General Corporation Law in the case of NexPoint Multifamily Capital Trust, Inc., and Section 6-202 of the Delaware General Corporation Law in the case of NexPoint Capital, Inc., with respect to (1) certain restrictions on ownership and transferability of the applicable Company’s common stock and (2) the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the Shares which the applicable Company has authority to issue, the differences in the relative rights and preferences between the shares of each series to the extent set, and the authority of the applicable Company’s board of directors to set such rights and preferences to subsequent series. Such requests must be made to the Secretary of the applicable Company at its principal office.

ACCEPTABLE FORMS OF PAYMENT

A.	Wire transfers	E.	Trust checks for trust accounts
B.	Pre-printed personal checks	F.	Custodial checks for IRA accounts
C.	Cashier’s checks over $10,000	G.	Checks endorsed from other investment programs will be accepted if they meet the minimum investment requirement
D.	Business checks when applied to company/corporate account

NEXPOINT CAPITAL, INC.

The subscription agreement, together with a check for the full purchase price, should be delivered or mailed by your Broker-Dealer or Registered Investment Advisor, as applicable to:

By Wire Transfer	By Mail
UMB Bank, N.A., ABA Routing #101000695	(Checks should be made payable to “NexPoint Capital, Inc.”)
NexPoint Capital, Inc., Account #9872061969	NexPoint Capital, Inc., c/o DST Systems, Inc.
Beneficial Owner(s) (include in memo field)	(844) 485-9167

Custodial Accounts Forward Subscription Agreement to the Custodian	Regular Mail	Express Mail
	P.O. Box 219630	430 W. 7th Street
	Kansas City, MO 64121-9630	Kansas City, MO 64105

Money Orders, Traveler’s Checks, Starter Checks, Foreign Checks, Counter Checks, Third-Party Checks or Cash are not accepted.

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC.

You should make your check payable to “UMB Bank, N.A., as agent for NexPoint Multifamily Capital Trust, Inc.” except that Pennsylvania and Washington investors should follow the instructions in the prospectus under the sections titled “Plan of Distribution – Subscription Procedures,” “Plan of Distribution – Special Notice to Pennsylvania Investors” and “Plan of Distribution – Special Notice to Washington Investors.”

The subscription agreement and all other paperwork, together with a check for the full purchase price, should be delivered by your Broker-Dealer or Registered Investment Advisor, as applicable, to the UMB Bank address below.

By Wire Transfer	By Mail
UMB Bank, N.A., ABA Routing #101000695	UMB Bank, N.A., as agent for NexPoint Multifamily Capital Trust, Inc.,
NexPoint Multifamily Capital Trust, Inc., Account #9872232305	c/o DST Systems, Inc.
Beneficial Owner(s) (include in memo field)	(844) 485-9167

Custodial Accounts Forward Subscription Agreement to the Custodian	Regular Mail	Express Mail
	P.O. Box 219630	430 W. 7th Street
	Kansas City, MO 64121-9630	Kansas City, MO 64105

Money Orders, Traveler’s Checks, Starter Checks, Foreign Checks, Counter Checks, Third-Party Checks or Cash are not accepted.

SUBSCRIPTION AGREEMENT

NOT FOR USE IN ALABAMA, ARKANSAS, KENTUCKY, MARYLAND, PENNSYLVANIA, SOUTH CAROLINA OR TENNESSEE

1. INVESTMENT INFORMATION	Investors should not sign this Subscription Agreement for the offering unless they have received the current final prospectus.

☐ Initial Subscription (minimum $2,500 per fund)	☐ Additional Subscription (minimum $500 per Company) (Complete all sections except for 2 and 4 or complete the separate simplified Additional Subscription Agreement)	☐ Advisory*/RIA/ Other Net of Commissions Purchase**

NEXPOINT CAPITAL, INC.	NEXPOINT MULTIFAMILY CAPITAL TRUST, INC.
TOTAL INVESTMENT	TOTAL INVESTMENT
$	$
Payment Method:	☐ Class A ☐ Class T
☐ Enclosed check ☐ Funds wired ☐ Funds to follow	Payment Method:
☐ Enclosed check ☐ Funds wired ☐ Funds to follow

2. FORM OF OWNERSHIP	(please complete either section a or b, but not both)

a.	Non-Custodial Ownership

☐	Individual (one signature required)

☐	Joint Tenants with Right of Survivorship (all parties must sign)

☐	Community Property (all parties must sign)

☐	Tenants in Common (all parties must sign)

☐	Trust (include title and signature pages of Trust Documents or Highland Trustee Certification of Investment Power required)

☐	Uniform Gift / Transfer to Minors (UGMA/UTMA)

Under the UGMA/UTMA of the State of:

☐	Corporation or Partnership (include Corporate Resolution or Partnership Agreement, as applicable; authorized signature required)

☐	Qualified Pension or Profit Sharing Plan (include Plan Documents)

☐	Other

(include title and signature pages)

For Individual Ownership or JTWROS Only:

☐	Transfer Upon Death: Visit www.nexpointcapital.com/investor-relations or www.nmcreit.com/investor-relations to complete the Transfer On Death Beneficiary Agreement.

State laws can vary with respect to Transfer on Death registration. You should consult your own legal, tax and business advisers before electing to register your investment in the Transfer On Death Beneficiary Agreement.

b.	Custodial Arrangement (Owner and custodian signatures required)

Third Party Administered Custodial Plan

(new IRA accounts will require an additional application)

☐ Traditional IRA	☐ Keogh Plan

☐ Roth IRA	☐ Rollover IRA

☐ Simplified Employee Pension/Trust (S.E.P.)	☐ Other

Name(s) of Custodian(s)

Street/PO Box

City                 State                 Zip

Custodian Tax ID # (provided by Custodian)

Custodian or Clearing Firm/Platform Account #

Date Account Established	Year to Which Subscription Applicable

Name(s) of Beneficial Owner(s)/Beneficiary(ies)

Phone number

*Not all broker-dealers are eligible for advisory business – please confirm with the dealer manager.

**By a registered representative on his/her own behalf.

SUBSCRIPTION AGREEMENT

3. INVESTOR INFORMATION	(Print name and address exactly as they are to be registered on the account)

Individual/Beneficial Owner (print name and address exactly as they are to be registered on the account)	Joint Owner (print name and address exactly as they are to be registered on the account)

Name of Investor / Beneficial Owner			Co-Investor or Co-Trustee Name (if applicable)
Mailing Address			Mailing Address
City	State	Zip	City	State	Zip
Phone	Business Phone		Phone	Business Phone
Email Address			Email Address
SSN or Tax ID	Date of Birth		SSN or Tax ID	Date of Birth
Street Address (if different from mailing address or mailing address is a PO Box)			Street Address (if different from mailing address or mailing address is a PO Box)
City	State	Zip	City	State	Zip

FOR INDIVIDUAL/BENEFICIAL OWNER & JOINT OWNER:
CITIZENSHIP:	☐ U.S. citizen	☐ U.S. citizen residing outside the U.S. (Country: )

	☐ Resident alien	☐ Non resident* (Country: )

Backup Withholding: Subject to backup withholding? ☐ Yes ☐ No
* If non-resident alien, investor must submit the appropriate W-8 form (W-8BEN, W-8ECL or W-8IMY) in order to make an investment. (If a foreign national who is, in fact, a U.S. taxpayer, complete W-9 form in Section 5.)

Trust Arrangement (print name and address exactly as they are to be registered on the account)	Corporation/Partnership/Other (print name and address exactly as they are to be registered on the account)

Name of Trust	Tax ID Number		Entity Name	Tax ID Number
Name(s) of Trustee(s)			Entity Type (If Corporation, indicate “C” or “S” Corp)
Date Trust Established	Phone Number		Date of Entity Formation	Phone Number
Name(s) of Beneficial Owner(s)/Beneficiary(ies)			Street Address
Street Address			City	State	Zip
City	State	Zip	Name(s) of Officer(s), General Partner or Authorized Person(s)

Date of Birth	FOR TRUST ARRANGEMENT & CORP. /PARTNERSHIP /OTHER:
Jurisdiction of Formation
Backup Withholding: Subject to backup withholding? ☐ Yes ☐ No

SUBSCRIPTION AGREEMENT

4. DISTRIBUTIONS

I hereby subscribe for Shares of NexPoint Capital, Inc. and elect the distribution option indicated below:

(If you do not complete this section, distributions will be paid to the registered owner at the address in Section 3. IRA accounts may not direct distributions without the custodian’s approval.)

☐	I choose to participate in NexPoint Capital, Inc.’s DRP.*

☐	I choose to participate in the DRP described in the prospectus. % DRP % Cash (must equal 100%)

☐	I choose to have distributions deposited in a checking, savings or brokerage account.

☐	I choose to have distributions mailed to me at the address listed in Section 3.

☐	I choose to have distributions mailed to my custodial account listed in section 2.

I hereby subscribe for Shares of NexPoint Multifamily Capital Trust, Inc. and elect the distribution option indicated below:

(If you do not complete this section, distributions will be paid to the registered owner at the address in Section 3. IRA accounts may not direct distributions without the custodian’s approval.)

☐	I choose to participate in NexPoint Multifamily Capital Trust, Inc.’s DRP.*

☐	I choose to participate in the DRP described in the prospectus. % DRP % Cash (must equal 100%)

☐	I choose to have distributions deposited in a checking, savings or brokerage account.

☐	I choose to have distributions mailed to me at the address listed in Section 3.

☐	I choose to have distributions mailed to my custodial account listed in section 2.

* Each investor that elects to have his or her distributions reinvested in the applicable Company’s DRP agrees to notify the applicable Company and the broker-dealer named in this Subscription Agreement in writing at any time there is a material change in his or her financial condition, including failure to meet the minimum income and net worth standards as imposed by the state in which he or she resides.

I authorize the Company or its agent to deposit my distribution to the account indicated below. This authority will remain in force until I notify the Company in writing to cancel it. In the event that the Company deposits funds erroneously into my account, the Company is authorized to debit my account for the amount of the erroneous deposit. I also hereby acknowledge that funds and/or Shares in my account may be subject to applicable abandoned property, escheat or similar laws and may be transferred to the appropriate governmental authority in accordance with such laws, including as a result of account inactivity for the period of time specified in such laws or otherwise. None of the Company, its affiliates, its agents or any other person shall be liable for any property delivered in good faith to a governmental authority pursuant to applicable abandoned property, escheat or similar laws. I acknowledge that distributions may be funded from offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to the Company for investment. Any capital returned to stockholders through distributions will be distributed after payment of fees and expenses.

Name of Financial Institution

Name on Bank Account*	Your Account Number

Your Bank’s ABA Routing Number	Account Type	☐ Checking	☐ Savings	☐ Brokerage

Mailing Address

City	State	Zip

* For Electronic Funds Transfers, the signatures of the bank account owner(s) must appear exactly as they appear on the bank registration. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.

Signature of Individual/Trustee/Beneficial Owner	Signature of Co-Investor/Trustee

SUBSCRIPTION AGREEMENT

5A. INVESTOR(S) ACKNOWLEDGEMENTS AND SIGNATURES	(Investor(s) must initial each of sections 1-8 and the following sections as appropriate)

NEXPOINT CAPITAL, INC.

In order to induce NexPoint Capital Trust, Inc. to accept this subscription, I hereby represent and warrant as follows:

(A power of attorney may not be granted to any person to make such representations on behalf of investor(s). Only fiduciaries such as trustees, guardians, conservators, custodians and personal representatives may make such representations on behalf of an Investor.)

INVESTOR | CO-INVESTOR
1. I have received the final prospectus of NexPoint Capital, Inc. at least five business days before signing the Subscription Agreement.

2.     I (we) certify that I (we) have (1) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more; or (2) a net worth (exclusive of home, home furnishings and automobiles) of at least $70,000 and had during the last tax year or estimate that I (we) will have during the current tax year a minimum of $70,000 annual gross income, or that I (we) meet the higher suitability requirements imposed by my state of primary residence as set forth in the prospectus under “Suitability Standards.” I will not purchase additional shares unless I meet the applicable suitability requirements set forth in the prospectus at the time of purchase. NOT APPLICABLE TO KANSAS RESIDENTS.

3. I am (we are) purchasing Shares for my (our) own account.
4. I (we) acknowledge that the Shares are not liquid, there is no public market for the Shares, and I (we) may not be able to sell the Shares.

5.     If I am either purchasing the Shares on behalf of a trust or other entity of which I am trustee or authorized agent, I have due authority to execute this Subscription Agreement and do hereby legally bind the trust or other entity of which I am trustee or authorized agent.

6. I acknowledge that there is no assurance that I will recover the amount of my investment in the Company.

7.     I acknowledge that I will not be admitted as a stockholder until my investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA Patriot Act and payment of the full purchase price of the shares.

8.     I acknowledge that distributions may be funded from offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to NexPoint Capital, Inc. for investment. Any capital returned to stockholders through distributions will be distributed after payment of fees and expenses.

SUBSCRIPTION AGREEMENT

5A. INVESTOR(S) ACKNOWLEDGEMENTS AND SIGNATURES	NEXPOINT CAPITAL, INC.

INVESTOR | CO-INVESTOR

California residents only: Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $120,000. In addition, the state of California requires that each investor in California cannot invest more than 10% of his or her net worth in us.

Idaho residents only: In addition to the suitability standards noted above, an investment in us is limited to Idaho investors who have either (i) a gross annual income of at least $85,000 and a liquid net worth of at least $85,000 or (ii) a liquid net worth of at least $300,000. Additionally, an Idaho investor’s total investment in us shall not exceed 10% of his or her liquid net worth. (“Liquid net worth” shall include only cash plus cash equivalents. “Cash equivalents” includes assets which may be convertible to cash within one year).

Iowa must have either (i) a net worth of $100,000 and annual gross income of $100,000, or (ii) a net worth of $350,000. Additionally, it is recommended that Iowa residents not invest, in the aggregate, more than 10% of their liquid net worth in this and similar direct participation investments. For purposes of this recommendation, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Kansas residents only: Excluding home, furnishings and automobiles, I (we) represent that I (we) either: (i) have a net worth of at least $70,000 and an annual gross income of at least $70,000; or (ii) have a net worth of at least $250,000. I (we) acknowledge that the Office of the Kansas Securities Commissioner recommends that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other similar investments. Liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents and readily marketable securities.

Maine residents only: The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar non-traded business development companies not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents, and readily marketable securities.

Massachusetts residents only: In addition to the general suitability standards listed above, Massachusetts investors may not invest more than 10% of their liquid net worth in us or in other illiquid direct participation programs.

Nebraska residents only: In addition to the suitability standards noted above, Nebraska investors must have (i) either (a) an annual gross income of at least $100,000 and a net worth (not including home, furnishings and personal automobiles) of at least $350,000, or (b) a net worth (not including home, furnishings and personal automobiles) of at least $500,000; and (ii) investors must limit their investment in us and in the securities of other direct-participation programs to 10% of such investor’s net worth.

New Jersey residents only: New Jersey investors must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New Jersey investor’s investment in us, our affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth.

New Mexico residents only: In addition to the suitability standards listed above, a New Mexico investor’s aggregate investment in us, shares of our affiliates and in similar direct participation programs may not exceed ten percent (10%) of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

North Dakota residents only: North Dakota investors must represent that, in addition to the stated net income and net worth standards, they have a net worth of at least ten times their investment in us.

Ohio residents only: It shall be unsuitable for an Ohio investor’s aggregate investment in shares of the issuer, affiliates of the issuer, and in other non-traded business development companies to exceed ten percent (10%) of his or her liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Oklahoma residents only: In addition to the suitability standards above, the state of Oklahoma requires that each Oklahoma investor limit his or her investment in shares of our common stock to a maximum of 10% of his or her net worth (excluding home, home furnishings and automobiles).

Oregon residents only: In addition to the general suitability standards listed above, an Oregon investor’s maximum investment in us and our affiliates may not exceed 10% of their liquid net worth, excluding home, furnishings and automobiles.

SUBSCRIPTION AGREEMENT

5B. INVESTOR(S) ACKNOWLEDGEMENTS AND SIGNATURES	(Investor(s) must initial each of sections 1-6 and the following sections as appropriate)

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC.

In order to induce NexPoint Multifamily Capital Trust, Inc. to accept this subscription, I hereby represent and warrant as follows: (A power of attorney may not be granted to any person to make such representations on behalf of investor(s). Only fiduciaries such as trustees, guardians, conservators, custodians and personal representatives may make such representations on behalf of an Investor.)

1. I (we) have received the final prospectus, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of the Company.

2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and had during the last year or will have in the current year gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

3. I am (we are) purchasing the Shares for my (our) own account, or if I am (we are) purchasing Shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

4. I (we) acknowledge that the Shares are not liquid.

5. I acknowledge that I will not be admitted as a stockholder until my investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA Patriot Act and payment of the full purchase price of the shares.

6. I acknowledge that distributions may be funded from offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to NexPoint Multifamily Capital Trust, Inc. for investment. Any capital returned to stock-holders through distributions will be distributed after payment of fees and expenses.

California residents: I (we) either: (i) have a minimum net worth of at least $250,000, or (ii) a gross annual income of at least $70,000 and a minimum net worth of at least $120,000. In addition, my (our) investment in the Company does not exceed 10% of my (our) net worth excluding homes, furnishings and automobiles.

Iowa residents: Excluding home, furnishings and automobiles, I (we) either (i) have a minimum net worth of $300,000 or (ii) a minimum annual income of $70,000 and a minimum net worth of $100,000. In addition, my (our) investment in this program, does not exceed 10% of my (our) “liquid net worth” (as defined in the prospectus for Iowa investors).

Kansas and Maine residents: I (we) acknowledge that the Kansas and Maine securities regulators recommend that I (we) should not invest, in the aggregate, more than 10% of my (our) “liquid net worth” (as defined in the prospectus for Kansas and Maine investors) in the Company and similar direct participation investments.

Massachusetts residents: My (our) investment in the Company and other illiquid direct participation programs does not exceed 10% of my (our) liquid net worth.
Missouri residents: My (our) investment in this offering of the Company does not exceed 10% of my (our) liquid net worth.
Nebraska residents: My (our) investment in the Company and in the securities of other direct participation programs is not more than 10% of my (our) net worth.

New Jersey residents: Excluding home, home furnishings and automobiles, I (we) either (i) have a minimum liquid net worth (as defined in the prospectus for New Jersey investors) of at least $100,000 and a minimum annual gross income of not less than $85,000 or (ii) have a minimum liquid net worth of at least $350,000. In addition, my (our) investment in the Company, shares of its affiliates and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) does not exceed 10% of my (our) liquid net worth.

New Mexico and Ohio residents: My (our) investment in the Company, shares of its affiliates and in other non-traded real estate investment programs, does not exceed 10% of my (our) “liquid net worth” (as defined in the prospectus for New Mexico and Ohio investors).

North Dakota residents: My (our) liquid net worth is at least 10 times my (our) investment in the Company.
Oregon residents: My (our) investment in the Company and its affiliates does not exceed 10% of my (our) liquid net worth.

Vermont residents: If I (we) am (are) an accredited investor(s), as defined in 17 C.F.R. § 230.501, I (we) may invest freely in this offering. If I (we) am (are) a non-accredited investor(s), I (we) may not purchase an amount in this offering that exceeds 10% of my (our) liquid net worth (as defined in the prospectus for Vermont investors).

SUBSCRIPTION AGREEMENT

5C. INVESTOR(S) ACKNOWLEDGEMENTS AND SIGNATURES	Electronic Delivery Form (optional)

Electonic Delivery of stockholder communication is available and if you would prefer to receive such communications and statements electronically, please affirmatively elect to do so by checking the offering for which you elect to receive the electronic delivery of stockholder communications and statement notifications, and signing below where indicated.

        ☐   NexPoint Capital, Inc.                         ☐   NexPoint Multifamily Capital Trust, Inc.

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) e-mail stockholder communications to you directly or (ii) make them available on each offering’s respective website and notify you by e-mail when such documents are available and how to access the documents.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

Sign below if you consent to the electronic delivery of documents including annual reports, proxy materials, and other documents that may be required to be delivered under federal or state securities laws as well as account-specific information such as quarterly account statements or tax information. Your consent will be effective until you revoke it. In addition, by consenting to electronic access, you will be responsible for your customary Internet Service Provider charges in connection with access to these materials. Providing an e-mail address in the section below is required. Please carefully read the following representations before consenting to receive documents electronically. By signing below and consenting to receive documents electronically, you represent the following:

(a) I acknowledge that access to both internet e-mail and the World Wide Web is required in order to access documents electronically. I may receive by e-mail notification the availability of a document in electronic format. The notification e-mail will contain a web address (or hyperlink) where the document can be found. By entering this address into my web browser, I can view, download and print the document from my computer. I acknowledge that there may be costs associated with the electronic access, such as usage charges from my internet provider and telephone provider, and that these costs are my responsibility; (b) I acknowledge that documents distributed electronically may be provided in Adobe’s Portable Document Format (PDF) . The Acrobat Reader® software is required to view documents in PDF format. The Reader software is available free of charge from Adobe’s website at www.adobe.com. The Reader software must be correctly installed on my system before I will be able to view documents in PDF format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications; (c) I acknowledge that I may receive, at no cost from the Company, a paper copy of any documents delivered electronically by calling a representative of the Company at 844-487-9167; (d) I acknowledge that if the e-mail notification is returned to the Company as “undeliverable,” a letter will be mailed to me with instructions on how to update my e-mail address to begin receiving communication via electronic delivery. I further understand that if the Company is unable to obtain a valid e-mail address for me, the Company will resume sending a paper copy of its filings by U.S. mail to my address of record; and (e) I acknowledge that my consent may be updated or cancelled, including any updates in e-mail address to which documents are delivered, at any time by calling a representative of the Company at 844-487-9167.

Owner Signature	Date

Co-Owner Signature (If applicable)	Date

Joint Accounts: If your Social Security number is the primary number on a joint account and you opt-in to electronic delivery, each consenting stockholder must have access to the e-mail account provided.

My e-mail address is

Your e-mail address will be held in confidence and used only for matters relating to your investments.

SUBSCRIPTION AGREEMENT

5D. INVESTOR(S) ACKNOWLEDGEMENTS AND SIGNATURES	Subscriber Signatures/Substitute IRS Form W-9 Certification

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide a current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), that the investor is a U.S. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the IRS that the investor is subject to backup withholding as a result of failure to report all interests or dividends, or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding. If a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is no provided within 60 days, such withheld amounts will be given to the IRS.

Exempt TIN. Check here if investor is an exempt payee.    ☐

Under penalties of perjury, I certify that:

1.	The number shown on this form is my correct taxpayer identification number, and
2.	I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
3.	I am a U.S. citizen or other U.S. person (including a U.S. resident alien).

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report interest and dividends on your tax return.

The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

By signing below, you also acknowledge that you do not expect to be able to sell your Shares regardless of how the Companies perform. If you are able to sell your Shares, you will likely receive less than your purchase price. The Companies do not intend to list their Shares on any securities exchange during the offering periods, and they do not expect a secondary market in their Shares to develop. The Companies intend to implement a share repurchase program, but only a limited number of Shares will be eligible for repurchase by the Companies. Accordingly, you should consider that you may not have access to the money you invest for at least five years, or until the Companies complete a liquidity event, which may not occur until five years following the completion of its offering. There is no assurance that the Companies will complete a liquidity event within such timeframe or at all. As a result of the foregoing, an investment in the Shares is not suitable if you require short-term liquidity. In addition, you acknowledge that distributions may be funded from an unlimited amount of offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to the Companies for investment. Any capital returned to stockholders through distributions will be distributed after payment of fees and expenses. You also acknowledge that the Companies may suspend or terminate their share repurchase programs at any time and Shares repurchased in the share repurchase programs will be repurchased at a price below the offering price in effect on the date of repurchase.

Investor’s Signature	Date	Custodian Signature	Date

Co-Investor’s Signature	Date

You should not invest in NexPoint Capital, Inc. and/or NexPoint Multifamily Capital Trust, Inc. unless you have read and understood this agreement and the applicable prospectus referred to above and understand the risks associated with an investment in NexPoint Capital, Inc. and/or NexPoint Multifamily Capital Trust, Inc. In deciding to invest in NexPoint Capital, Inc. and/or NexPoint Multifamily Capital Trust, Inc., you should rely only on the information contained in the applicable prospectus, and not on any other information or representations from any other person or source. NexPoint Capital, Inc. and/or NexPoint Multifamily Capital Trust, Inc. and each person selling Shares of NexPoint Capital, Inc. and/or NexPoint Multifamily Capital Trust, Inc. shall be responsible for making every reasonable effort to determine that such purchase of Shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor’s financial situation and investment objectives.

The Companies are required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. The Companies may also ask to see other identifying documents. If you do not provide the information, the Companies may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. You further agree that the Companies may discuss your personal information and your investment in their Shares at any time with your then current financial advisor. If the Companies are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if the Companies believe it has identified potentially criminal or other illegal activity, the Companies reserve the right to take action as they deem appropriate which may include closing your account.

SUBSCRIPTION AGREEMENT

6. FINANCIAL ADVISOR INFORMATION	Please complete 1 or 2

1.	REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

Name of Registered Representative				Name of Broker-Dealer

Representative ID #		Phone		Representative CRD #

Have you changed firm affiliation (since last purchase)?
Mailing Address				☐ Yes ☐ No

City	State		Zip

Email Address

☐  Please check the box if the purchase is being made in the Registered Representative’s or Broker-Dealer’s personal account, in the account of one of their immediate family members, or in the account of any licensed employee of the Broker-Dealer.

IF THE BOX IS CHECKED, COMMISSIONS WILL NOT BE PAID ON THE PURCHASE.

2.	REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by RIA Representative)

Name of RIA Representative				Name of RIA Office

Representative ID #		Phone		RIA IARD #

Mailing Address				Name of Clearing Firm

City	State		Zip	Name of Broker-Dealer (if applicable)

Have you changed firm affiliation (since last purchase)?
Email Address				☐ Yes ☐ No

SUBSCRIPTION AGREEMENT

7. FINANCIAL ADVISOR SIGNATURES

The undersigned confirms by its signature that it (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has verified that the form of ownership selected is accurate and, if other than individual ownership, has verified that the individual executing on behalf of the investor is properly authorized and identified; (iii) has discussed such investor’s prospective purchase of Shares with such investor; (iv) has advised such investor of all pertinent facts with regard to the fundamental risks of the investment, including lack of liquidity and marketability of the Shares; (v) has delivered a current prospectus and related amendments and supplements, if any, to such investor; (vi) no sale of Shares shall be completed until at least five (5) business days after the date the investor receives a copy of the prospectus, as amended or supplemented through the date hereof; (vii) has reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; and (viii) has reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that the undersigned will obtain and retain records relating to such investor’s suitability for a period of six years, that such investor meets the suitability standards applicable to such investor set forth in the prospectus (as amended or supplemented as of the date hereof), and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto and that such investor has an understanding of the fundamental risks of the investment, the background and qualifications of the persons managing the Companies and the tax consequences of purchasing and owning Shares. The above-identified entity, acting in its capacity as agent, broker, financial advisor or other investor representative, has performed functions required by federal and state securities laws and, as applicable, FINRA rules and regulations, including, but not limited to Know Your Customer, Suitability and PATRIOT Act (AML, Customer Identification) as required by its relationship with the ivestor(s) identified in this document.

Signature of Registered or RIA Representative	Date	Signature of Supervisory Principal	Date

Signature of Broker-Dealer or Clearing Firm/Platform (if applicable)	Date

☐  I am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor.

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